UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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HILTON WORLDWIDE HOLDINGS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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2018 PROXY STATEMENT

for Annual Meeting of Stockholders

March 29, 2018

Dear Stockholders:

Please join us for Hilton Worldwide Holdings Inc.’s Annual Meeting of Stockholders on Thursday, May 10, 2018, at 9:30 a.m., Eastern time, at the Hilton McLean Tysons Corner, 7920 Jones Branch Drive, McLean, Virginia 22102.

In accordance with the Securities and Exchange Commission rules allowing companies to furnish proxy materials to their stockholders over the Internet, we have sent stockholders of record at the close of business on March 15, 2018 a Notice of Internet Availability of Proxy Materials on or about March 29, 2018. The notice contains instructions on how to access our Proxy Statement and Annual Report and vote online. If you would like to receive a printed copy of our proxy materials from us instead of downloading a printable version from the Internet, please follow the instructions for requesting such materials included in the notice, as well as in the attached Proxy Statement.

Attached to this letter are a Notice of Annual Meeting of Stockholders and Proxy Statement, which describe the business to be conducted at the meeting. We also will report on matters of current interest to our stockholders.

Your vote is important to us. Whether you own a few shares or many, and whether or not you plan to attend the Annual Meeting in person, it is important that your shares be represented and voted at the meeting. You may vote your shares on the Internet, by telephone or by completing, signing and promptly returning a proxy card or you may vote in person at the Annual Meeting. Voting online, by telephone or by returning your proxy card does not deprive you of your right to attend the Annual Meeting. If you do attend the Annual Meeting and wish to vote your shares personally, you may revoke your proxy at or prior to the Annual Meeting.

Thank you for your continued support of Hilton Worldwide Holdings Inc.

Sincerely,

Jonathan D. Gray	Christopher J. Nassetta
Chairman of the Board of Directors	President and Chief Executive Officer

Hilton	PROXY STATEMENT

HILTON WORLDWIDE HOLDINGS INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	9:30 a.m., Eastern time, on May 10, 2018

PLACE	The Hilton McLean Tysons Corner, 7920 Jones Branch Drive, McLean, Virginia 22102

ITEMS OF BUSINESS	1.	To elect the director nominees listed in the Proxy Statement.
	2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018.
	3.	To approve, in a non-binding advisory vote, the compensation paid to our named executive officers.
	4.	To consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

RECORD DATE	You may vote at the Annual Meeting if you were a stockholder of record at the close of business on March 15, 2018.

VOTING BY PROXY	To ensure your shares are voted, you may vote your shares over the Internet, by telephone or by requesting a proxy card to complete, sign and return by mail. Internet and telephone voting procedures are described on the following page, in the Questions and Answers section beginning on page 50 of the Proxy Statement and on the proxy card.

By Order of the Board of Directors,

Kristin A. Campbell
Executive Vice President, General Counsel and Secretary

This Notice of Annual Meeting and Proxy Statement are first being distributed or made available, as the case may be, on or about March 29, 2018.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 10, 2018: This Proxy Statement and our Annual Report are available free of charge at www.proxyvote.com, a site that does not have “cookies” that identify visitors to the site.

Hilton	PROXY STATEMENT

VOTING INFORMATION

If at the close of business on March 15, 2018, you were a stockholder of record or held shares through a broker, bank or other nominee, you may vote your shares by proxy through the Internet, by telephone or by mail, or you may vote in person at the 2018 Annual Meeting of Stockholders (the “Annual Meeting”). For shares held through a broker, bank or other nominee, you may vote by submitting voting instructions to your broker, bank or other nominee. Please refer to information from your broker, bank or other nominee on how to submit voting instructions. To reduce our administrative costs and help the environment by conserving natural resources, we ask that you vote through the Internet or by telephone, both of which are available 24 hours a day. You may revoke your proxies at the times and in the manners described on page 52 of the Proxy Statement.

If you are a stockholder of record or hold shares through a broker, bank or other nominee and are voting by proxy, your vote must be received by 11:59 p.m., Eastern time, on May 9, 2018 to be counted.

To vote by proxy:

BY INTERNET

•	Go to the website www.proxyvote.com and follow the instructions, 24 hours a day, seven days a week.

•	You will need the 16-digit number included on your Notice of Internet Availability of Proxy Materials or proxy card to vote online.

BY TELEPHONE

•	From a touch-tone telephone, dial 1-800-690-6903 and follow the recorded instructions, 24 hours a day, seven days a week.

•	You will need the 16-digit number included on your Notice of Internet Availability of Proxy Materials or proxy card in order to vote by telephone.

BY MAIL

•	Request a proxy card from us by following the instructions on your Notice of Internet Availability of Proxy Materials.

•	When you receive the proxy card, mark your selections on the proxy card.

•	Date and sign your name exactly as it appears on your proxy card.

•	Mail the proxy card in the enclosed postage-paid envelope provided to you.

YOUR VOTE IS IMPORTANT TO US. THANK YOU FOR VOTING.

PROXY STATEMENT	Hilton

Hilton	PROXY STATEMENT

PROXY STATEMENT	Hilton

HILTON WORLDWIDE HOLDINGS INC.

7930 Jones Branch Drive

Suite 1100

McLean, Virginia 22102

Telephone: (703) 883-1000

PROXY STATEMENT

Annual Meeting of Stockholders

May 10, 2018

2017 HIGHLIGHTS

Adj. EBITDA(1) +11% Year-over-Year (“YOY”)	Pipeline +11% YOY	&	Largest in Industry Number of rooms under construction globally	Successful Spin-Offs of our real estate and timeshare businesses	Net Unit Growth +6.5% YOY	Opened >1 Hotel per day (on average)	$1.1B Total Capital Returned to Stockholders	&	Approximately 45% (2X S&P Index) Total Stockholder Return (“TSR”)	Ranked #9 Best Multinational Workplaces

GOVERNANCE HIGHLIGHTS

Our commitment to strong governance practices is illustrated by the following:

•	Annual election of directors

•	Majority voting standard for directors in uncontested elections

•	Proxy access by-law

•	40% of our Board members are women

•	No stockholder rights plan; and if our Board were ever to adopt a stockholder rights plan in the future without prior stockholder approval, we would either submit the plan to stockholders for ratification or cause the rights plan to expire within one year

•	Named one of the “World’s Most Ethical Companies” by The Ethisphere Institute

VOTING ROADMAP	Our Board’s Recommendation

Proposal No. 1: Election of All Director Nominees	FOR

Our Board of Directors unanimously believes that all of the director nominees listed in this Proxy Statement have the requisite qualifications to provide effective oversight of the Company’s business and management.

Proposal No. 2: Ratification of the Appointment of Ernst & Young LLP as independent registered public accounting firm	FOR

Our Audit Committee and Board of Directors believe that the retention of Ernst & Young as the Company’s independent registered public accounting firm for 2018 is in the best interest of the Company and its stockholders.

Proposal No. 3: Advisory Vote on Executive Compensation	FOR

We are seeking a non-binding, advisory vote to approve, and our Board of Directors recommends the approval of, the 2017 compensation paid to our named executive officers, which is described in the section of this Proxy Statement entitled “Executive Compensation.”

(1)	Please see Annex A for additional information and a reconciliation of Adjusted EBITDA to financial measures derived in accordance with United States generally accepted accounting principles (“GAAP”).

Hilton	PROXY STATEMENT	1

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Our Board of Directors (the “Board” or “Board of Directors”) has considered and nominated the following nominees for a one-year term expiring at the 2019 Annual Meeting of Stockholders or until his or her successor is duly elected and qualified: Christopher J. Nassetta; Jonathan D. Gray; Charlene T. Begley; Melanie L. Healey; Raymond E. Mabus, Jr.; Judith A. McHale; John G. Schreiber; Elizabeth A. Smith; Douglas M. Steenland; and Zhang Ling. Action will be taken at the Annual Meeting for the election of these nominees.

Unless otherwise instructed, the persons named in the form of proxy card (the “proxyholders”) included with this Proxy Statement, as filed with the Securities and Exchange Commission (“SEC”), intend to vote the proxies held by them for the election of the director nominees. If any of these nominees ceases to be a candidate for election by the time of the Annual Meeting, such proxies may be voted by the proxyholders in accordance with the recommendation of the Board. Except where the context requires otherwise, references to the “Company,” “Hilton,” “we,” “us” and “our” refer to Hilton Worldwide Holdings Inc. References to the “spin-offs” refer to the Company’s January 2017 spin-offs of Park Hotels & Resorts Inc. (“Park”) and Hilton Grand Vacations Inc. (“HGV”).

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS IN 2018

The following information describes the offices held, other business directorships and the term of each director nominee as of March 1, 2018. Beneficial ownership of equity securities of the director nominees is shown under “Ownership of Securities” below.

Christopher J. Nassetta

Christopher J. Nassetta, 55, joined Hilton as President and Chief Executive Officer in December 2007 and has served as a director of Hilton since that time. Previously, he was President and Chief Executive Officer of Host Hotels and Resorts, Inc., a position he held from May 2000 until October 2007. He joined Host in 1995 as Executive Vice President and was elected Chief Operating Officer in 1997. Before joining Host, Mr. Nassetta co-founded Bailey Capital Corporation, a real estate investment and advisory firm, in 1991. Prior to this, he spent seven years at The Oliver Carr Company, a commercial real estate company, where he ultimately served as Chief Development Officer. Mr. Nassetta is an Advisory Board member for the McIntire School of Commerce at the University of Virginia and is Vice Chairman of the Corporate Fund for The John F. Kennedy Center for the Performing Arts. He is on the boards of the International Youth Foundation and the Wolf Trap Foundation for the Performing Arts. He is also a member of the board of directors, nominating and corporate governance committee and compensation committee of CoStar Group, Inc. He is also a member and a past Chairman of The Real Estate Roundtable, a Vice Chairman and Executive Committee member of the World Travel & Tourism Council, a member of the Economic Club of Washington, a member of Federal City Council, and has served in various positions at the Arlington Free Clinic. Mr. Nassetta graduated from the McIntire School of Commerce at the University of Virginia with a degree in Finance.

Qualifications, Attributes, Skills and Experience: experience as an executive in the hospitality industry, extensive financial background and experience with real estate investments; his role as our President and Chief Executive Officer brings management perspective to board deliberations and provides valuable information about the status of our day-to-day operations.

Jonathan D. Gray

Jonathan D. Gray, 48, is Chairman of our Board and has served as a director of Hilton since 2007. Mr. Gray is President and Chief Operating Officer of Blackstone Group Management L.L.C., the general partner of The Blackstone Group L.P. (“Blackstone”), and has served as a member of the board of directors of Blackstone since February 2012. He previously served as global head of real estate for Blackstone from January 2012 through February 2018. He also sits on Blackstone’s management committee. Prior to being named global head of real estate at Blackstone, Mr. Gray served as a senior managing director and co-head of real estate from January 2005 to December 2011. Since joining Blackstone in 1992, Mr. Gray has helped build the largest private equity real estate platform in the world with over $115 billion in investor capital under management as of December 31, 2017. Mr. Gray received a B.S. in Economics from the Wharton School, as well as a B.A. in English from the College of Arts and Sciences at the University of Pennsylvania, where he graduated magna cum laude and was elected to Phi Beta Kappa. He currently serves as Chairman of the Board of Nevada Property 1 LLC (The Cosmopolitan of Las Vegas) and is a board member of Invitation Homes Inc. He also serves on the board of Harlem Village Academies and Trinity School. He previously served as a board member of Brixmor Property Group Inc. and La Quinta Holdings Inc. Mr. Gray and his wife, Mindy, have established the Basser Research Center at the University of Pennsylvania School of Medicine, which focuses on the prevention and treatment of certain genetically caused breast and ovarian cancers.

Qualifications, Attributes, Skills and Experience: affiliation with Blackstone, significant experience in working with companies controlled by private equity sponsors, particularly in the real estate and hospitality industry, experience in working with the management of various other companies owned by Blackstone’s funds, experience with real estate investing and extensive financial background.

2	PROXY STATEMENT	Hilton

Charlene T. Begley

Charlene T. Begley, 51, has served as a director of Hilton since 2017. Ms. Begley served in various capacities at General Electric Company from 1988 through 2013. Most recently, she served in a dual role as Senior Vice President and Chief Information Officer, as well as the President and Chief Executive Officer of GE’s Home and Business Solutions business from January 2010 through December 2013. Ms. Begley served as President and Chief Executive Officer of GE Enterprise Solutions from August 2007 through December 2009. During her career at GE, she served as President and Chief Executive Officer of GE Plastics and GE Transportation, led GE’s Corporate Audit staff and served as the Chief Financial Officer for GE Transportation and GE Plastics Europe and India. Ms. Begley currently serves as a director and member of the audit committee and management compensation committee of Nasdaq, Inc., and as a director and member of the audit and nominating committees of Red Hat, Inc.

Qualifications, Attributes, Skills and Experience: extensive business and management expertise, including leading divisions of a global enterprise, significant experience in technology, finance and information security, and service as a director of several public companies.

Melanie L. Healey

Melanie L. Healey, 56, has served as a director of Hilton since 2017. Ms. Healey served as Group President of The Procter & Gamble Company from 2007 to 2015. During her tenure at Procter & Gamble, one of the leading providers of branded consumer packaged goods, Ms. Healey held several leadership roles, including Group President and advisor to the Chairman and CEO, Group President, North America, and Group President, Global Health, Feminine and Adult Care Sector. Ms. Healey has more than 30 years of strategic, branding and operating experience from leading consumer goods companies including Procter & Gamble, Johnson & Johnson and S.C. Johnson & Sons. Ms. Healey also serves as a director of PPG Industries, Inc., Verizon Communications Inc. and Target Corporation.

Qualifications, Attributes, Skills and Experience: extensive business and management experience, including leadership roles in a global enterprise, significant experience in strategy, brands, consumer marketing and international operations, and service as a director of several public companies.

Raymond E. Mabus, Jr.

Raymond E. Mabus, Jr., 69, has served as a director of Hilton since 2017. Mr. Mabus brings significant public sector experience to the Hilton board, having served as the 75th United States Secretary of the Navy from 2009 to 2017. He was the United States Ambassador to the Kingdom of Saudi Arabia from 1994 to 1996, the 60th Governor of Mississippi from 1988 to 1992, and Auditor of the State of Mississippi from 1984 to 1988. In the private sector, Mr. Mabus served as Chairman and Chief Executive Officer of Foamex International, and a member of the board of directors of Enersys and Kroll. He currently serves on the board of directors of Dana Incorporated.

Qualifications, Attributes, Skills and Experience: extensive international experience, including as U.S. ambassador to Saudi Arabia, public policy and government relations experience, including as Secretary of the Navy and governor of the State of Mississippi, and public company executive and board experience.

Judith A. McHale

Judith A. McHale, 71, has served as a director of Hilton since 2013. Ms. McHale has served as President and Chief Executive Officer of Cane Investments, LLC since August 2011. From May 2009 to July 2011, Ms. McHale served as Under Secretary of State for Public Diplomacy and Public Affairs for the U.S. Department of State. From 2006 to March 2009, Ms. McHale served as a Managing Partner in the formation of GEF/ Africa Growth Fund. Prior to that, Ms. McHale served as the President and Chief Executive Officer of Discovery Communications. Ms. McHale currently serves on the board of directors of Ralph Lauren Corporation and Viacom, Inc. and previously served on the board of directors of Sea World Entertainment, Inc. Ms. McHale graduated from the University of Nottingham in England and Fordham University School of Law.

Qualifications, Attributes, Skills and Experience: extensive business and management expertise, including experience as a chief executive officer and director of several public companies, as well as prior service as a high-ranking official in the U.S. Department of State.

Hilton	PROXY STATEMENT	3

John G. Schreiber

John G. Schreiber, 71, has served as a director of Hilton since 2007. Mr. Schreiber is the President of Centaur Capital Partners, his family investment office, and a retired Partner and Co-Founder of Blackstone Real Estate Advisors (BREA). As Co-Chairman of the BREA Investment Committee, Mr. Schreiber oversaw all Blackstone real estate investments from 1992 to 2015. During that time, Blackstone invested over $75 billion of equity in a wide variety of real estate transactions. Mr. Schreiber is a past board member of Urban Shopping Centers, Inc., Host Hotels & Resorts, Inc., The Rouse Company, AMLI Residential Properties Trust, General Growth Properties, Inc., Blackstone Mortgage Trust Inc., Invitation Homes Inc. and Hudson Pacific Properties, Inc. He currently serves on the board of JMB Realty Corp. and Brixmor Property Group Inc. and is a director/trustee of a number of mutual funds managed by T. Rowe Price Associates and a Trustee of Loyola University of Chicago. Mr. Schreiber graduated from Loyola University of Chicago and received an M.B.A. from Harvard Business School.

Qualifications, Attributes, Skills and Experience: experience with real estate investing and extensive financial background, past affiliation with Blackstone, significant experience in working with companies controlled by private equity sponsors, particularly in the real estate industry, experience in working with the management of various other companies owned by Blackstone’s funds.

Elizabeth A. Smith

Elizabeth A. Smith, 54, has served as a director of Hilton since 2013. Ms. Smith has served as Chairman of the Board of Directors of Bloomin’ Brands, Inc. since January 2012 and has served as its Chief Executive Officer and a Director since November 2009. From September 2007 to October 2009, Ms. Smith was President of Avon Products, Inc., a global beauty products company, and was responsible for its worldwide product-to-market processes, infrastructure and systems, including Global Brand Marketing, Global Sales, Global Supply Chain and Global Information Technology. In January 2005, Ms. Smith joined Avon Products, Inc. as President, Global Brand, and was given the additional role of leading Avon North America in August 2005. From September 1990 to November 2004, Ms. Smith worked in various capacities at Kraft Foods Inc. Ms. Smith currently serves on the board of directors of U.S. Fund for UNICEF and H. Lee Moffitt Cancer Center & Research Institute (Tampa, Florida). Ms. Smith served as a member of the board of directors and audit committee member of Staples, Inc. from September 2008 to June 2014. Ms. Smith holds a bachelor’s degree, Phi Beta Kappa, from the University of Virginia and an M.B.A. from the Stanford Graduate School of Business.

Qualifications, Attributes, Skills and Experience: experience in strategy, brands, marketing and sales, as well as corporate finance and financial reporting developed in her executive level roles where her responsibilities have included direct financial oversight of multinational companies with multiple business units.

Douglas M. Steenland

Douglas M. Steenland, 66, has served as a director of Hilton since 2009. Mr. Steenland worked for Northwest Airlines Corporation from September 1991 to October 2008, serving as Chief Executive Officer from April 2004 to October 2008 and as President from February 2001 to April 2004. During his tenure at Northwest Airlines, he also served as Executive Vice President, Chief Corporate Officer and Senior Vice President and General Counsel. Mr. Steenland retired from Northwest Airlines upon its merger with Delta Air Lines, Inc. Prior to his time at Northwest Airlines, Mr. Steenland was a senior partner at a Washington, D.C. law firm that is now part of DLA Piper. Mr. Steenland is currently chairman of the board of directors of American International Group, Inc.; chairman of the board of directors of Travelport Worldwide Limited, where he also serves on the nominating and corporate governance committee; and chairman of the board of Performance Food Group Company, where he also serves on the compensation committee. In the past five years, Mr. Steenland also served as a director of Digital River, Inc. and Chrysler Group LLC. Mr. Steenland received a B.A. from Calvin College and is a graduate from The George Washington University Law School.

Qualifications, Attributes, Skills and Experience: experience in managing large, complex, international institutions generally and experience as a member of global public company boards and an executive in the travel and hospitality industries in particular.

4	PROXY STATEMENT	Hilton

Zhang Ling

Zhang Ling, 40, has served as a director of Hilton since 2017. Mr. Zhang is currently CEO (Duty) of HNA Group and Executive Vice Chairman of HNA Group (International) Co., Ltd. Having joined HNA Group in 2000, Mr. Zhang has held a number of senior leadership positions within the company, including Chairman and CEO of HNA Tourism (Holding) Group Co., Executive Chairman of HNA Aviation Group, Chairman of HNA Aviation Group, and Chairman of HNA Caissa Travelling Group. From 2011 to 2013, Mr. Zhang served as the Vice Chairman of HNA Group International Headquarters (Hong Kong) Co., Ltd. He has been a member of HNA Group’s board of directors since 2013.

Qualifications, Attributes, Skills and Experience: tenure with HNA, including in the travel and tourism industry as well as extensive international experience.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

Hilton	PROXY STATEMENT	5

THE BOARD OF DIRECTORS AND

CERTAIN GOVERNANCE MATTERS

Our Board manages or directs our business and affairs, as provided by Delaware law, and conducts its business through meetings of the Board and three standing committees: the Audit Committee; the Compensation Committee; and the Nominating and Corporate Governance Committee. Our Board has a majority of independent directors, and all of our Board’s committees are fully independent.

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance include:

•	annual election of directors;

•	a majority voting standard for directors in uncontested elections;

•	a “proxy access” by-law;

•	regular executive sessions of independent directors;

•	appointment of an independent lead director expected in May 2018;

•	no stockholder rights plan; and if our Board were ever to adopt a stockholder rights plan in the future without prior stockholder approval, we would either submit the plan to stockholders for ratification or cause the rights plan to expire within one year; and

•	a range of other corporate governance best practices, including limits on the number of directorships held by our directors to prevent “overboarding,” a robust director education program, rotation of committee members, regular Board and committee evaluations, a commitment to Board refreshment and diversity, and an extensive director nominee selection process.

We have a stockholders agreement with Blackstone, which is described below under “Transactions with Related Persons — Blackstone — Stockholders Agreement” and provides that Blackstone has the right to nominate to our Board a number of designees based on its percentage ownership of our common stock. Currently, Blackstone has the right to designate two directors and has nominated Mr. Gray. The provisions of the stockholders agreement with Blackstone regarding the nomination of directors will remain in effect until Blackstone is no longer entitled to nominate a director to our Board, unless Blackstone requests that they terminate at an earlier date.

We also have a stockholders agreement with HNA Tourism Group Co., Ltd. and certain of its affiliates (collectively, “HNA”), which is described below under “Transactions with Related Persons — HNA — Stockholders Agreement” and provides that, among other things, for so long as HNA owns at least 15% of our outstanding common stock, HNA will have the right to designate two directors to our Board, one of whom may be affiliated with HNA (but not its hospitality business), the other of whom must be independent under New York Stock Exchange (“NYSE”) standards and each of whom must be reasonably satisfactory to our Nominating and Corporate Governance Committee. HNA has nominated Mr. Mabus as its independent nominee and Mr. Zhang as its HNA-affiliated nominee. HNA’s director designation rights are subject to change based on its ownership of our common stock and cease once HNA owns less than 5%. In addition, the stockholders agreement with HNA requires HNA in uncontested director elections to either vote all of its shares in favor of the director nominees or vote all such shares in the same proportion the shares owned by the other stockholders are voted and, as to other proposals, except in specified circumstances, generally requires HNA to vote its holdings in excess of 15% of the outstanding shares in the same proportion as the shares owned by other stockholders are voted, and permits HNA to vote its holdings of 15% of the outstanding shares at its sole discretion.

DIRECTOR INDEPENDENCE AND INDEPENDENCE DETERMINATIONS

Under our Corporate Governance Guidelines and NYSE rules, a director is not independent unless the Board affirmatively determines that he or she does not have a direct or indirect material relationship with us or any of our subsidiaries. In addition, the director must meet the bright-line tests for independence set forth by the NYSE rules.

Our Corporate Governance Guidelines define independence in accordance with the independence definition in the current NYSE corporate governance rules for listed companies. Our Corporate Governance Guidelines require the Board to review the independence of all directors at least annually.

In the event a director has a relationship with the Company that is relevant to his or her independence and is not addressed by the objective tests set forth in the NYSE independence definition, the Board will determine, considering all relevant facts and circumstances, whether that relationship is material.

Our Board has affirmatively determined that each of Ms. Begley, Ms. Healey, Mr. Mabus, Ms. McHale, Mr. Schreiber, Ms. Smith and Mr. Steenland is independent under the guidelines for director independence set forth in our Corporate Governance Guidelines and under all applicable NYSE guidelines, including with respect to committee membership. Our Board also has determined that each of Ms. Begley, Mr. Mabus, Ms. McHale and Mr. Steenland is “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In making its independence determinations, the Board considered and reviewed all information known to it (including information identified through annual directors’ questionnaires).

6	PROXY STATEMENT	Hilton

BOARD STRUCTURE

Our Board of Directors is led by Mr. Gray, our Non-Executive Chairman. The Chief Executive Officer position is separate from the Chairman position. Although we believe that the separation of the Chairman and Chief Executive Officer positions is appropriate corporate governance for us at this time, our Board believes that the Company and stockholders are best served by maintaining flexibility to determine whether and when the Chairperson and CEO positions should be separate or combined to provide the appropriate leadership. In May 2018, our Board plans to appoint a lead independent director, whose responsibilities will include, providing input on meeting agendas, chairing executive sessions of independent directors, monitoring communications between stockholders and our board, and consulting on corporate governance matters. Our Board appointed a new Nominating and Corporate Governance Committee Chair in November 2017 and plans to appoint new Audit and Compensation Committee chairs in 2018 as part of a practice to refresh committee leadership from time to time.

BOARD COMMITTEES AND MEETINGS

The following table summarizes the current membership of each of the Board’s standing committees.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

Christopher J. Nassetta

Jonathan D. Gray

Charlene T. Begley	X		X

Melanie L. Healey		X

Raymond E. Mabus, Jr.	X

Judith A. McHale	X	X

John G. Schreiber		Chair

Elizabeth A. Smith			Chair

Douglas M. Steenland	Chair		X

Zhang Ling

We expect all directors to attend all meetings of the Board, meetings of the committees of which they are members and the annual meeting of stockholders. During the year ended December 31, 2017, the Board held four meetings, the Audit Committee held eleven meetings, the Compensation Committee held four meetings and the Nominating and Corporate Governance Committee held four meetings. In 2017, all of our director nominees attended at least 75% of the meetings of the Board and committees on which he or she served as a member. We expect all directors to attend any meeting of stockholders. All of our directors attended the 2017 Annual Meeting of Stockholders.

Hilton	PROXY STATEMENT	7

COMMITTEE MEMBERSHIP

AUDIT COMMITTEE

All members of the Audit Committee have been determined to be “independent,” as defined by our Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors generally and audit committees in particular. Our Board also has determined that each of the members of the Audit Committee is “financially literate” within the meaning of the listing standards of the NYSE. In addition, our Board has determined that Mr. Steenland qualifies as an audit committee financial expert as defined by applicable SEC regulations.

The duties and responsibilities of the Audit Committee are set forth in its charter, which may be found at www.ir.hilton.com under Investors: Corporate Governance: Governance Documents: Audit Committee Charter, and include among others:

•	assisting the Board with its oversight of our accounting and financial reporting process and financial statement audits;

•	assisting the Board with its oversight of our disclosure controls procedures and our internal control over financial reporting;

•	assessing the independent registered public accounting firm’s qualifications and independence;

•	engaging the independent registered public accounting firm;

•	overseeing the performance of our internal audit function and independent registered public accounting firm;

•	assisting with our compliance with legal and regulatory requirements in connection with the foregoing;

•	overseeing our exposure to risk, including, but not limited to, data privacy and security, business continuity and operational risks;

•	reviewing related party transactions; and

•	overseeing compliance with our Code of Conduct.

With respect to our reporting and disclosure matters, the responsibilities and duties of the Audit Committee include reviewing and discussing with management and the independent registered public accounting firm our annual audited financial statements and quarterly financial statements prior to inclusion in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q or other public filings in accordance with applicable rules and regulations of the SEC.

On behalf of the Board, the Audit Committee plays a key role in the oversight of our risk management policies and procedures. See “Oversight of Risk Management” below.

COMPENSATION COMMITTEE

All members of the Compensation Committee have been determined to be “independent” as defined by our Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors generally, and compensation committees in particular. In addition, all members qualify as “non-employee directors” for purposes of Rule 16b-3 of the Exchange Act and as “outside directors” for purposes of Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

The duties and responsibilities of the Compensation Committee are set forth in its charter, which may be found at www.ir.hilton.com under Investors: Corporate Governance: Governance Documents: Compensation Committee Charter, and include among others:

•	establishing, maintaining and administering compensation and benefit policies designed to attract, motivate and retain personnel with the requisite skills and abilities to contribute to our long term success;

•	overseeing the goals, objectives and compensation of our President and Chief Executive Officer, including evaluating the performance of the President and Chief Executive Officer in light of those goals;

•	overseeing the goals, objectives and compensation of our other executives and directors;

•	assisting with our compliance with the compensation rules, regulations and guidelines promulgated by the NYSE, the SEC and other law, as applicable; and

•	issuing a report on executive compensation for inclusion in our annual proxy statement and annual report.

With respect to our reporting and disclosure matters, the responsibilities and duties of the Compensation Committee include overseeing the preparation of the Compensation Discussion and Analysis for inclusion in our annual proxy statement and Annual Report on Form 10-K in accordance with applicable rules and regulations of the SEC. The charter of the Compensation Committee permits the committee to delegate any or all of its authority to one or more subcommittees and to delegate to one or more of our officers the authority to make awards to employees other than any Section 16 officer under our incentive compensation or other equity-based plan, subject to compliance with the plan and the laws of our state of jurisdiction.

The Compensation Committee has the authority under its charter to retain outside consultants or advisors, as it deems necessary or advisable. In accordance with this authority, the Compensation Committee has engaged the services of Exequity LLP (“Exequity”) as its independent outside compensation consultant since 2012.

8	PROXY STATEMENT	Hilton

All executive compensation services provided by Exequity were conducted under the direction or authority of the Compensation Committee, and all work performed by Exequity was pre-approved by the Compensation Committee. Neither Exequity nor any of its affiliates maintains any other direct or indirect business relationships with us or any of our subsidiaries. The Compensation Committee evaluated whether any work provided by Exequity raised any conflict of interest for services performed during 2017 and determined that it did not.

As requested by the Compensation Committee, in 2017, Exequity’s services to the Compensation Committee included, among other things, providing perspective on current trends and developments in executive and director compensation as well as analysis of benchmarking data and confirmation of our peer group composition.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

All members of the Nominating and Corporate Governance Committee have been determined to be “independent” as defined by our Corporate Governance Guidelines and the NYSE listing standards.

The duties and responsibilities of the Nominating and Corporate Governance Committee are set forth in its charter, which may be found at www.ir.hilton.com under Investors: Corporate Governance: Governance Documents: Nominating and Corporate Governance Committee Charter, and include among others:

•	advising the Board concerning the appropriate composition and qualifications of the Board and its committees, and its leadership structure;

•	identifying individuals qualified to become Board members;

•	recommending to the Board the persons to be nominated by the Board for election as directors at any meeting of stockholders;

•	recommending to the Board the members of the Board to serve on the various committees;

•	developing and recommending to the Board a set of corporate governance guidelines and assisting the Board in complying with them; and

•	overseeing the evaluation of the Board and the Board’s committees.

OVERSIGHT OF RISK MANAGEMENT

The Board of Directors has overall responsibility for risk oversight, including, as part of regular Board and committee meetings, general oversight of executives’ management of risks relevant to the Company. A fundamental part of risk oversight is not only understanding the material risks a company faces and the steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of the Board of Directors in reviewing our business strategy is an integral aspect of the Board’s assessment of management’s tolerance for risk and its determination of what constitutes an appropriate level of risk for the Company. While the full Board has overall responsibility for risk oversight, it is supported in this function by its Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each of the committees regularly reports to the Board.

The Audit Committee assists the Board in fulfilling its risk oversight responsibilities by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the surveillance of administrative and financial controls, our compliance with legal and regulatory requirements and our enterprise risk management program. Through its regular meetings with management, including the finance, legal, internal audit, tax, compliance, and information technology functions, the Audit Committee reviews and discusses all significant areas of our business and summarizes for the Board all areas of risk and the appropriate mitigating factors. The Compensation Committee assists the Board by overseeing and evaluating risks related to the Company’s compensation structure and compensation programs, including the formulation, administration and regulatory compliance with respect to compensation matters, and coordinating, along with the Board’s Chair, succession planning discussions. The Nominating and Corporate Governance Committee assists the Board by overseeing and evaluating programs and risks associated with Board organization, membership and structure, and corporate governance. In addition, our Board receives periodic detailed operating performance reviews from management. Our chief risk officer updates the Audit Committee on a quarterly basis and the full Board on an annual basis and as needed.

EXECUTIVE SESSIONS

Executive sessions, which are meetings of the non-management members of the Board, are regularly scheduled throughout the year. In addition, at least once a year, the independent directors meet in a private session that excludes management. At each of these meetings, the non-management and independent directors in attendance, as applicable, will determine which member will preside at such session.

BOARD AND COMMITTEE EVALUATIONS

The Board and its committees conduct annual self-evaluations to assess the effectiveness of the Board and committees. The self-assessments focus on the Board’s and each committee’s and their respective members’ performance and contribution to the Company as well as provide constructive feedback.

Hilton	PROXY STATEMENT	9

COMMITTEE CHARTERS AND CORPORATE GOVERNANCE GUIDELINES

Our commitment to good corporate governance is reflected in our Corporate Governance Guidelines, which describe the Board’s views on a wide range of governance topics. These Corporate Governance Guidelines and committee charters are reviewed from time to time by the Nominating and Corporate Governance Committee and, to the extent deemed appropriate in light of emerging practices, revised accordingly, upon recommendation to and approval by the Board.

Our Corporate Governance Guidelines, our Audit, Compensation and Nominating and Corporate Governance Committee charters and other corporate governance information are available on the Corporate Governance page of the Investors section on our website at www.ir.hilton.com. Any stockholder also may request them in print, without charge, by contacting the Office of the Corporate Secretary at Hilton Worldwide Holdings Inc., 7930 Jones Branch Drive, Suite 1100, McLean, Virginia 22102.

CODE OF CONDUCT

We maintain a Code of Conduct that is applicable to all of our directors, officers and employees, including our Chair, Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and other senior financial officers. The Code of Conduct sets forth our policies and expectations on a number of topics, including conflicts of interest, compliance with laws, human rights, use of our assets and business conduct and fair dealing. This Code of Conduct also satisfies the requirements for a code of ethics, as defined by Item 406 of Regulation S-K promulgated by the SEC. We will disclose within four business days any substantive changes in or waivers of the Code of Conduct granted to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website as set forth above rather than by filing a Form 8-K. In the case of a waiver for an executive officer or a director, the required disclosure also will be made available on our website within four business days of the date of such waiver.

The Code of Conduct may be found on our website at www.ir.hilton.com under Investors: Corporate Governance: Governance Documents: Code of Conduct.

CORPORATE RESPONSIBILITY

Our Board receives periodic updates from management on the Company’s corporate responsibility strategy and initiatives. Travel with Purpose, our corporate responsibility strategy, is a holistic approach that leverages our global footprint and scale coupled with local insights and partnerships to address global and local challenges. We consistently review and build on our robust commitments to economic opportunity, environment stewardship, and community resiliency. LightStay, our proprietary corporate responsibility performance measurement platform, is a global brand standard that allows us to manage the impact of our hotels on the environment and global community. LightStay helps us to measure, analyze and improve our use of natural resources, the opportunities we create, and our community service. In 2017, Hilton was named to the Dow Jones Sustainability Index North America as an industry leader across economic, social and environmental criteria, and a Top-50 company for diversity by DiversityInc. In February 2018, Hilton was named one of the “World’s Most Ethical Companies” by The Ethisphere Institute.

DIRECTOR NOMINATION PROCESS

The Nominating and Corporate Governance Committee weighs the characteristics, experience, independence and skills of potential candidates for election to the Board and recommends nominees for director to the Board for election. In considering candidates for the Board, the Nominating and Corporate Governance Committee also assesses the size, composition and combined expertise of the Board. As the application of these factors involves the exercise of judgment, the Nominating and Corporate Governance Committee does not have a standard set of fixed qualifications that is applicable to all director candidates. At a minimum, the Nominating and Corporate Governance Committee assesses each candidate’s strength of character, judgment, industry knowledge or experience, his or her ability to work collegially with the other members of the Board and his or her ability to satisfy any applicable legal requirements or listing standards. In addition, although the Board considers diversity of viewpoints, background and experiences, the Board does not have a formal diversity policy. In identifying prospective director candidates, the Nominating and Corporate Governance Committee may seek referrals from other members of the Board, management, stockholders and other sources, including third party recommendations. The Nominating and Corporate Governance Committee also may, but need not, retain a search firm in order to assist it in identifying candidates to serve as directors of the Company and consulted with the firm Heidrick & Struggles regarding board member recruiting during 2017. The Nominating and Corporate Governance Committee uses the same criteria for evaluating candidates regardless of the source of the referral or recommendation. When considering director candidates, the Nominating and Corporate Governance Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board’s effectiveness.

In connection with its annual recommendation of a slate of nominees, the Nominating and Corporate Governance Committee also may assess the contributions of those directors recommended for re-election in the context of the Board evaluation process and other perceived needs of the Board. During 2017, after working with an independent search firm to identify potential candidates, the Nominating and Corporate Governance Committee recommended and the Board appointed Ms. Begley and Ms. Healey to serve on our Board. The Nominating and Corporate Governance Committee also reviewed HNA’s designees, Mr. Mabus and Mr. Zhang, in accordance with our standard review process for director candidates.

When considering whether the directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Board focused

10	PROXY STATEMENT	Hilton

primarily on the information discussed in each of the board member’s biographical information set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business. This process resulted in the Board’s nomination of the incumbent directors named in this Proxy Statement and proposed for election by you at the upcoming Annual Meeting.

The Nominating and Corporate Governance Committee will consider director candidates nominated by stockholders. Our by-laws allow a single stockholder, or group of up to 20 stockholders, owning 3% or more of our outstanding common stock continuously for at least three years as of the date of nomination to nominate and include in our proxy statement director nominees constituting up to the greater of two individuals and 20% of the number of directors then serving, provided the stockholder(s) and the nominee(s) satisfy the requirements specified in our by-laws, including that notice of a nomination be provided to our Secretary at the address below not less than 120 days nor more than 150 days prior to the first anniversary of the preceding year’s annual meeting. A non-proxy access director nomination must notify our Secretary in writing not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Any nomination submitted to our Secretary should be in writing, satisfy the requirements contained in our by-laws, and include any necessary supporting material in support of the nomination, but must include information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate and a written consent of the candidate to serve as one of our directors if elected. The address to submit a nomination is: Office of the Corporate Secretary, Hilton Worldwide Holdings Inc., 7930 Jones Branch Drive, Suite 1100, McLean, Virginia 22102. All nominations received by our Secretary that satisfy our by-law requirements relating to director nominations will be presented to the Nominating and Corporate Governance Committee for consideration. Stockholders also must satisfy the notification, timeliness, consent and information requirements set forth above and in our by-laws. These requirements also are described under the caption “Stockholder Proposals for the 2019 Annual Meeting.”

COMMUNICATIONS WITH THE BOARD

As described in the Corporate Governance Guidelines, stockholders and other interested parties who wish to communicate with a member or members of the Board, including the chairperson of the Audit, Compensation, or Nominating and Corporate Governance Committees, or to the non-management or independent directors as a group, may do so by addressing such communications or concerns to the Office of the Corporate Secretary, 7930 Jones Branch Drive, Suite 1100, McLean, Virginia 22102, who will forward such communication to the appropriate party.

Hilton	PROXY STATEMENT	11

COMPENSATION OF DIRECTORS

We use a combination of cash and equity-based compensation to attract and retain qualified candidates to serve on our Board. Our employee directors and directors affiliated with Blackstone or HNA receive no compensation for serving on the Board or committees thereof.

ANNUAL COMPENSATION PROGRAM

Each non-employee director (other than the directors affiliated with Blackstone or HNA) was entitled to annual compensation for the period from our 2017 annual meeting until our 2018 annual meeting, as shown in the tables below. Beginning in 2017, the directors’ annual compensation was revised to increase the annual cash retainer from $85,000 to $95,000 and increase the annual equity award from approximately $140,000 to $150,000. The Board determined, with input from the compensation consultant, to make these adjustments in order to better align the non-employee directors’ compensation with the Company’s peers and the market generally.

BOARD RETAINER (1) Role	Cash Compensation (2)	Equity-Based Compensation
Non-Employee Directors	$95,000	$150,000

COMMITTEE CASH RETAINER (1)(2) Role	Audit	Compensation	Nominating and Corporate Governance
Committee Chair	$25,000	$20,000	$20,000
Other Committee Members	$7,500	$7,500	$7,500

(1)	All of our directors are reimbursed for reasonable travel and related expenses associated with attendance at Board or committee meetings. In addition, our independent directors are reimbursed for reasonable personal hotel costs when they stay at Company-branded hotels. Beginning in May 2017, our independent directors who retire from the Board with at least seven years of service receive similar lifetime benefits at Company-branded hotels.

(2)	Cash compensation is payable on a semi-annual basis.

Equity awards are granted to our eligible non-employee directors annually, upon his or her election or reelection at our annual meeting of stockholders, in an amount valued at approximately $150,000 in the form of deferred share units (“DSUs”), where the number of DSUs awarded is equal to $150,000 divided by the closing price of our common stock on the grant date. The equity currently held by our directors was awarded under the Hilton 2017 Omnibus Incentive Plan (the “2017 Incentive Plan”) and, prior to its adoption, the Hilton Worldwide Holdings Inc. 2013 Omnibus Incentive Plan (the “2013 Incentive Plan” and, together with the 2017 Incentive Plan, the “Incentive Plans”) and the material terms thereof are outlined in the table below.

Award Type	Vesting	Dividend Equivalents	Termination or Change in Control
DSUs Granted annually since 2015	Fully vested at the time of grant and settle in shares of common stock upon the earlier of termination of service for any reason or a change in control	Accrue in the form of additional DSUs in an amount equal to the fair market value of the dividend payment as of the dividend payment date, payable at settlement	Immediately settle

STOCK OWNERSHIP POLICY

We have a stock ownership policy for our non-employee directors. Each of our non-employee directors (other than the directors affiliated with Blackstone or HNA) is required to own our stock in an amount equal to five times his or her regular annual cash retainer, provided that a non-employee director who is affiliated with a stockholder of the Company that meets the ownership requirements for a non-employee director shall be exempt from such requirement.

Each independent director, other than the directors appointed to the Board in 2017, currently satisfies the stock ownership requirement above. For purposes of this requirement, a director’s holdings include shares held directly or indirectly, individually or jointly, shares underlying vested options and shares held under a deferral or similar plan. Non-employee directors are expected to meet this ownership requirement within five years from the later of (1) December 11, 2013 and (2) the date he or she first becomes subject to the stock ownership policy.

12	PROXY STATEMENT	Hilton

DIRECTOR COMPENSATION FOR 2017

The table below sets forth information regarding non-employee director compensation for the fiscal year ended December 31, 2017.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	All Other Compensation ($)	Total ($)
Charlene T. Begley (2)	$54,124	$149,949	—	$204,073
Jonathan D. Gray	—	—	—	—
Melanie L. Healey (2)	$16,990	$99,985	—	$116,975
Jon M. Huntsman, Jr. (3)	$106,515	$149,949	—	$256,464
Raymond E. Mabus, Jr. (2)	$10,027	$99,927	—	$109,954
Judith A. McHale	$105,000	$149,949	—	$254,949
John G. Schreiber	$110,000	$149,949	—	$259,949
Elizabeth A. Smith	$103,777	$149,949	—	$253,726
Douglas M. Steenland	$122,500	$149,949	—	$272,449
William J. Stein (3)	—	—	—	—
Zhang Ling (4)	—	—	—	—

(1)	Represents the grant date fair value of DSUs computed in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, without taking into account estimated forfeitures, based on the closing price on the NYSE of our common stock on the grant date. Each eligible non-employee director (other than Ms. Healey and Mr. Mabus) was granted 2,290 DSUs on May 24, 2017, representing the director’s annual equity award for the annual period from the 2017 annual meeting to the 2018 annual meeting. Upon commencing service on the Board, Ms. Healey and Mr. Mabus were granted 1,548 DSUs and 1,350 DSUs, respectively. In accordance with the SEC’s rules, dividend equivalents that accrued on the directors’ 2017 DSU awards are not reported above because dividends were factored into the grant date fair value of these awards.

For details regarding the director’s beneficial ownership of equity securities, including their outstanding DSUs, see “Ownership of Securities” below.

(2)	Ms. Begley was appointed to the Board in April 2017, and Ms. Healey and Mr. Mabus were appointed to the Board in September 2017. The Board approved prorated compensation packages for their service.

(3)	Messrs. Huntsman and Stein resigned from the Board in 2017.

(4)	Mr. Zhang was appointed to the Board in September 2017.

Hilton	PROXY STATEMENT	13

EXECUTIVE OFFICERS OF THE COMPANY

Set forth below is certain information regarding each of our current executive officers as of March 1, 2018, other than Mr. Nassetta, whose biographical information is presented under “Nominees for Election to the Board of Directors in 2018.”

Kristin A. Campbell

Kristin A. Campbell, 56, joined Hilton as Executive Vice President and General Counsel in June 2011. She is responsible for leading Hilton’s global legal and compliance functions. Ms. Campbell also is a director of Office Depot, Inc., chair of its corporate governance and nominating committee and a member of its compensation committee. Prior to Hilton, Ms. Campbell was Senior Vice President, General Counsel and Corporate Secretary of Staples, Inc., an international office products company from May 2007 to June 2011. Before joining Staples, Inc. in 1993, Ms. Campbell worked at the law firms Goodwin Procter LLP and Rackemann, Sawyer & Brewster. Ms. Campbell graduated summa cum laude from Arizona State University and received a J.D. from Cornell University Law School.

Ian R. Carter

Ian R. Carter, 56, has served as Executive Vice President and President, Global Development for Hilton since October 2012 and previously oversaw Operations for Hilton since August 2009. He previously served as Chief Executive Officer of Hilton International Co. prior to its re-acquisition by Hilton in February 2006. Prior to joining Hilton International in January 2005, Mr. Carter served as Officer and President of Black & Decker Corporation, Middle East, Africa and Asia. Prior to Black & Decker, Mr. Carter spent more than a decade with General Electric Plastics, ultimately serving as President of General Electric Specialty Chemical. Mr. Carter serves as a non-Executive Director on the Board of Burberry Group plc, where he serves as chairman of the compensation committee, and is President of the Dame Maureen Thomas Foundation for Young People. He serves on the board of advisors of the Boston University School of Hospitality Administration and on the board of directors of Visit Florida. Mr. Carter is non-executive chairman of the board of Del Frisco’s Restaurant Group, Inc. Mr. Carter is a graduate of the University of West London, School of Business and Management, and received an honorary doctorate from the university.

Kevin J. Jacobs

Kevin J. Jacobs, 45, is Chief Financial Officer of Hilton, and oversees all of the Company’s finance and real estate functions. He joined Hilton in 2008 as Senior Vice President, Corporate Strategy; was elected Treasurer in 2009; was appointed Executive Vice President and Chief of Staff in 2012; and assumed his current role in 2013. Previously, he was Senior Vice President, Mergers & Acquisitions and Treasurer of Fairmont Raffles Hotels International. Prior to joining Fairmont Raffles, Mr. Jacobs spent seven years with Host Hotels and Resorts, Inc., most recently as Vice President, Corporate Finance & Investor Relations, preceded by various roles at PricewaterhouseCoopers LLP and Cushman & Wakefield, Inc. Mr. Jacobs is a member of the Dean’s Advisory Board of the Cornell University School of Hotel Administration, a member of the Hotel Development Council of the Urban Land Institute, a Trustee and member of the Executive Committee of the Federal City Council, and serves on the board of directors of Goodwill of Greater Washington. He is a graduate of the Cornell University School of Hotel Administration.

Matthew W. Schuyler

Matthew W. Schuyler, 52, has served as our Executive Vice President and Chief Human Resources Officer since June 2009 and leads the Company’s global human resources organization. Mr. Schuyler was previously Chief Human Resources Officer at Capital One Financial Corporation from April 2002 to June 2009. Prior to Capital One, Mr. Schuyler served as Senior Vice President of Human Resources with Cisco Systems, Inc. and as a Partner with PricewaterhouseCoopers in the Global Human Resources Group. He serves as the Vice-Chair of the Penn State University Board of Trustees. Mr. Schuyler holds a B.S. from Penn State University and an M.B.A. from the University of Michigan.

Christopher W. Silcock

Christopher W. Silcock, 46, has served as Executive Vice President and Chief Commercial Officer since September 2015 and oversees Revenue Management, Sales, Hilton Reservations & Customer Care, E-Commerce and Regional Marketing. Mr. Silcock previously served as our Head of Sales and Revenue Management from September 2014 and Senior Vice President Revenue Management and Online from January 2013. Prior to that he was Senior Vice President Revenue Management since March 2009. Mr. Silcock holds a bachelor’s of science degree in Computer Studies from University of Essex and studied music prior to his hospitality career.

Jonathan W. Witter

Jonathan W. Witter, 48, has served as Executive Vice President and Chief Customer Officer since April 2017. From February 2012 to March 2017, Mr. Witter was President, Retail and Direct Banking of Capital One Financial Corporation. Mr. Witter joined Capital One in December 2010 as an Executive Vice President in Retail Banking. From September 2011 until February 2012, Mr. Witter served as President, Retail and Small Business Banking. Mr. Witter also was a director of ING Bank, fsb. from February 2012 to November 2012. Prior to joining Capital One, Mr. Witter held various positions, including executive vice president and head of general Bank Distribution at Wachovia (now Wells Fargo & Company), managing director and president of Morgan Stanley Private Bank NA, a global financial services firm, and Chief Operating Officer of Morgan Stanley’s Retail Banking Group.

14	PROXY STATEMENT	Hilton

PROPOSAL NO. 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP to serve as our independent registered public accounting firm for 2018.

Although ratification is not required by our by-laws or otherwise, the Board is submitting the selection of Ernst & Young LLP to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm. If our stockholders fail to ratify the selection, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They also will have the opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.

The shares represented by your proxy will be voted for the ratification of the selection of Ernst & Young LLP unless you specify otherwise.

AUDIT AND NON-AUDIT FEES

In connection with the audit of the 2017 financial statements and internal control over financial reporting, we entered into an agreement with Ernst & Young LLP which sets forth the terms by which Ernst & Young LLP will perform audit services for the Company.

The following table presents fees for professional services rendered by Ernst & Young LLP for the audit of our financial statements for 2017 and 2016 and fees billed for other services rendered by Ernst & Young LLP for those periods and includes additional audit and non-audit fees incurred in connection with the spin-offs of Park Hotels & Resorts Inc. and Hilton Grand Vacations Inc., which were completed in January 2017:

	2017	2016

Audit Fees:

Consolidated Audit(1)	$6,429,580	$6,917,189

Audit Fees – Spin-off(2)	—	8,668,097

Statutory and Subsidiary Audits(3)	3,427,000	3,734,886

	9,856,580	19,320,172

Audit-related fees(4)	1,760,592	1,676,167

Tax fees(5)	4,424,469	13,867,130

All other fees(6)	86,098	100,056

Total:	$16,127,739	$34,963,525

(1)	Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements and internal control over financial reporting and the review of financial statements included in SEC filings. The fees are for services that are normally provided by Ernst & Young LLP in connection with statutory or regulatory filings or engagements.

(2)	Includes fees principally related to professional services rendered in connection with the audit of the financial statements issued in connection with the spin-off transactions of Park Hotels & Resorts Inc. and Hilton Grand Vacations Inc.

(3)	Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered by Ernst & Young LLP that are reasonably related to the performance of audits related to subsidiaries and statutory reporting required for legal compliance for certain international subsidiaries or requirements of debt or other operating agreements.

(4)	Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered by Ernst & Young LLP that are reasonably related to the performance of the Company’s audit. Specifically, these costs include fees for accounting and audit consultation, audits of employee benefit plans, separate company financial statements for our ownership and timeshare businesses in 2016 and other attest services.

(5)	Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered by Ernst & Young LLP for tax compliance, tax advice and tax planning, including services in support of the spin-off transactions of Park Hotels & Resorts Inc. and Hilton Grand Vacations Inc.

(6)	Represents fees for international legal entity restructuring and accounting research services.

The Audit Committee considered whether providing the non-audit services shown in this table was compatible with maintaining Ernst & Young LLP’s independence and concluded that it was.

Consistent with SEC policies regarding auditor independence and the Audit Committee’s charter, the Audit Committee has responsibility for engaging, setting compensation for and reviewing the performance of the independent registered public accounting firm. In exercising this responsibility, the Audit Committee has adopted policies and procedures relating to the approval of all audit and permitted non-audit services provided by any independent registered public accounting firm prior to each engagement.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018.

Hilton	PROXY STATEMENT	15

PROPOSAL NO. 3 — NON-BINDING VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the SEC, we are including in these proxy materials a separate resolution subject to stockholder vote to approve, in a non-binding, advisory vote, the compensation paid to our named executive officers as disclosed on pages 35 to 41. While the results of the vote are non-binding and advisory in nature, the Compensation Committee and the Board intend to carefully consider the results of this vote.

The text of the resolution in respect of Proposal No. 3 is as follows:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related narrative discussion, is hereby APPROVED.”

In considering their vote, stockholders may wish to review with care the information on our compensation policies and decisions regarding the named executive officers presented in the Compensation Discussion and Analysis on pages 20 to 34, as well as the discussion regarding the Compensation Committee on pages 8 to 9.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS.

16	PROXY STATEMENT	Hilton

REPORT OF THE AUDIT COMMITTEE

The Audit Committee operates pursuant to a charter which is reviewed annually by the Audit Committee. Additionally, a brief description of the primary responsibilities of the Audit Committee is included in this Proxy Statement under the discussion of “The Board of Directors and Certain Governance Matters — Committee Membership — Audit Committee.” Under the Audit Committee charter, management is responsible for the preparation, presentation and integrity of the Company’s financial statements, the application of accounting and financial reporting principles and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.

In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements and internal control over financial reporting of the Company with management and with the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board. In addition, the Audit Committee received the written disclosures and the letters from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm their independence.

Based upon the review and discussions described in the preceding paragraph, the Audit Committee recommended to the Board that the audited financial statements of the Company be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC.

Submitted by the Audit Committee of the Company’s Board of Directors:

Douglas M. Steenland, Chair

Charlene T. Begley

Raymond E. Mabus, Jr.

Judith A. McHale

Hilton	PROXY STATEMENT	17

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has discussed and reviewed the following Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Submitted by the Compensation Committee of the Board of Directors:

John G. Schreiber, Chair

Melanie L. Healey

Judith A. McHale

18	PROXY STATEMENT	Hilton

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Hilton	PROXY STATEMENT	19

EXECUTIVE COMPENSATION –

COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

Our CD&A describes our executive compensation program and 2017 compensation for our Named Executive Officers (“NEOs”). The overarching goal of the program is to motivate our leaders to achieve our key strategic priorities and focus on long-term value creation for our stockholders.

In January 2017, we completed the spin-offs of our real estate (Park) and timeshare (HGV) businesses, creating significant value for our stockholders. The tremendous potential of our new, fee-based and capital-efficient business model is demonstrated by our 2017 performance, as highlighted below. Hilton welcomed approximately 160 million guests at more than 5,200 properties throughout 105 countries and territories in 2017. Our global footprint and scale give us a unique opportunity to create heartfelt experiences for guests, meaningful opportunities for team members, high value for hotel owners and a positive impact in our communities – all while generating premium returns for our stockholders.

1) 2017 COMPANY PERFORMANCE	Page 21

Adj. EBITDA(1) +11% Year-over-Year (“YOY”)	Pipeline +11% YOY	&	Largest in Industry Number of rooms under construction globally	Successful Spin-Offs of our real estate and timeshare businesses	Net Unit Growth +6.5% YOY	Opened >1 Hotel per day (on average)	$1.1B Total Capital Returned to Stockholders	&	Approximately 45% (2X S&P Index) Total Stockholder Return (“TSR”)	Ranked #9 Best Multinational Workplaces

2) PROGRAM CHANGES FOR 2017	Page 22

•	Adjusted the equity mix to deliver 50% of the total annual Long-term Incentive (“LTI”)(2) award in performance shares

•	Selected a new LTI performance metric, free cash flow (“FCF”) per share(3) compound annual growth rate (“CAGR”), to reflect our post-spin business model and key strategic priorities

•	Implemented double trigger vesting after change in control for all equity awards

3) PROCESS FOR DETERMINING PAY	Page 23

•  Design pay programs to reward for financial performance and specific business results, mitigate material risks and align with stockholder interests by having a significant portion composed of long-term equity-based awards

Voted “FOR”

•  Set pay levels commensurate with performance and the need to attract and retain high quality talent

•  Consider many factors, including the advice of the Compensation Committee’s consultant, internal pay equity among executives, external market data, Company and individual performance and results of our Say on Pay

2017 SAY ON PAY Approved by stockholders with support level similar to prior years

4) 2017 NEO PAY DECISIONS	Page 25

Annual Base Salaries & Target Total	Annual Cash Incentives	Annual LTI	Spin-Off Grants

Direct Compensation (“TDC”)(4)

•  3% - 4% increases in base salaries and Target TDC to all except the CFO, who received a 7% increase in base salary and an 11% increase in Target TDC after considering internal equity and market data

	• Payouts from 114% to 139% of target • Awarded based on financial, business area and organizational strength objectives	• Granted at target level • Awarded as a mix of 50% performance shares (vesting based on FCF per share CAGR and EBITDA CAGR), 25% restricted stock units (“RSUs”) and 25% stock options	• Spin-off grants were awarded to recognize successfully completing the spin-offs • The spin-offs created significant value for our stockholders

5) RISK & GOVERNANCE	Page 33

No employment agreements or individual change in control agreements	Limited perquisites

Emphasize long-term performance	Double trigger change in control vesting

Good governance practices, with policies on clawbacks, anti-pledging, anti-hedging and stock ownership	Caps on maximum payouts for annual cash incentives and long-term performance shares

(1)	Please see Annex A for additional information and a reconciliation of Adjusted EBITDA to financial measures derived in accordance with United States GAAP.
(2)	LTI refers to grants under our annual program and does not include off-cycle awards (e.g., sign-on or spin-off grants).
(3)	FCF per share is calculated as described under “Performance Shares Granted in 2017.”
(4)	TDC includes annual base salary, annual cash incentives and LTI.

20	PROXY STATEMENT	Hilton

LED HOSPITALITY INDUSTRY WITH CUSTOMER INNOVATIONS

AND RECORDED BEST EVER GROWTH IN 2017

MAXIMIZED PERFORMANCE

Grew Adjusted EBITDA to $1.965M OVER 105% of target 11% YOY	Increased system-wide comparable RevPAR(1) 2.5% YOY	Successfully completed the SPIN-OFFS of our real estate and timeshare businesses	Delivered TSR of approximately 45% 2X S&P 500 INDEX	&	Returned nearly $1.1B TOTAL CAPITAL TO STOCKHOLDERS

DELIVERED INDUSTRY-LEADING, HIGH-QUALITY ORGANIC NET GROWTH

Record Net Unit Growth, Approvals and Construction starts. As of 2017 year-end, 21% of all hotel rooms under construction globally were in our system, the highest in the industry for new development.

CONTINUED TO ENHANCE OUR BRANDS

	Our 14TH BRAND	OPENED OUR FIRST TRU BY HILTON Property (Oklahoma City)	Most successful brand launch in industry with 500 IN DEVELOPMENT
LAUNCHED

STRENGTHENED OUR COMMERCIAL SERVICES PLATFORM

  UNVEILED CONNECTED ROOM

first-of-its-kind, high-tech room where guests control

their entire stay from their Hilton Honors App

Industry-first

  DIGITAL KEY TECHNOLOGY

in over 2,500 HOTELS around the world

Introduced

  FIVE FEET TO FITNESS

an in-room wellness concept that features fitness

	We have the highest rated TRAVEL APP, which is downloaded EVERY 8 SECONDS	Launched CO-BRANDED credit cards with AMERICAN EXPRESS & Honors members GREW BY 20% YOY to over 71M MEMBERS equipment and accessory options

2017 KEY ACCOLADES

BEST MULTINATIONAL	BEST 100 COMPANIES	TOP 50 COMPANIES
WORKPLACES	TO WORK FOR	FOR DIVERSITY
RANKED	RANKED	RANKED
#9	#26	#30

(1)	RevPAR stands for Revenue Per Available Room and represents hotel room revenue divided by room nights available for guests.

Hilton	PROXY STATEMENT	21

The Committee made the compensation decisions listed below in light of overall performance, completion of the spin-offs and our evolving pay practices. Hilton completed the spin-offs in January 2017, resulting in three standalone, fully independent, publicly traded companies. The spin-offs were an important milestone in achieving the Company’s long-term strategic objectives. We expect our executive compensation program and practices will continue to evolve with the development and growth of our organization in order to reward our executives for achieving our business strategies and creating long-term value for our stockholders.

Pay Component	Decision and Rationale
LTI Program (1) Mix of equity

•  Decision – While grants under the LTI program in 2017 continue to use a portfolio of performance shares, RSUs and stock options, the mix of the 2017 LTI was modified to deliver 25% of the total award amount in stock options, 25% in RSUs and 50% in performance shares.

•  Rationale – This mix of LTI is more closely aligned with market practices of our peer group (as described below), while maintaining balance across our LTI award portfolio. The largest portion of the total equity award continues to take the form of performance shares to incentivize our NEOs to achieve our most critical long-term objectives, with the remaining portion equally split between RSUs and stock options to promote retention, serve as a linkage to stockholder value and increase NEOs’ ownership interest in the Company.

LTI Program (1) Performance share metrics

•  Decision – The performance shares granted in 2014 through 2016 were scheduled to vest based on our Relative TSR and the Company’s earnings before interest expense, income tax and depreciation and amortization (“EBITDA”) CAGR over a 3-year period. For the performance shares granted in 2017, the Committee determined that 50% of the award would vest based on FCF per share CAGR and 50% of the award would vest based on EBITDA CAGR, each over a 3-year performance period.

•  Rationale – As a result of the spin-offs, the Company shifted to a more simplified fee-based model, with significant FCF generation potential. Going forward, we expect that FCF will be an important valuation metric to assess and maximize the Company’s performance. Therefore, the Committee chose to use growth in FCF per share as a performance measure as part of our LTI design in order to motivate and reward our executives for successfully executing our business strategies.

Equity Grants Change in control provisions

•  Decision – The Committee implemented “double trigger” vesting upon a change in control for performance shares beginning with grants in 2017. Double trigger vesting requires termination of employment, in addition to a change in control, for accelerated vesting to occur. Our other equity awards (stock options and RSUs) continue to have double trigger vesting in the event of a change in control. These provisions are described in greater detail in the “Treatment of Long-Term Incentive Awards Upon Termination, Change in Control or Retirement” section.

• Rationale – The new provisions were adopted to better align with market practices and stockholder interests.
New Hire Sign-On Awards

•  Decision – In April 2017, Mr. Witter joined us in a newly created role as our Executive Vice President and Chief Customer Officer. He received a sign-on cash bonus of $250,000, a sign-on RSU award of approximately $4,500,000 that vests ratably over two years in equal annual installments, a sign-on RSU award of approximately $4,000,000 that vests ratably over four years in equal annual installments and a 2017 LTI grant.(1)

•  Rationale – The sign-on equity awards were offered to offset compensation opportunities forfeited upon leaving his prior employer and the sign-on cash bonus was offered in order to attract him to Hilton.

(1)	The 2017 LTI program is described in more detail in the “Executive Compensation Program Overview & Pay for Performance” and “Long-Term Incentive Program” sections.

22	PROXY STATEMENT	Hilton

EXECUTIVE COMPENSATION FRAMEWORK

Following is an overview of key aspects of our pay philosophy, design and process.

Overall Compensation Philosophy	Compensation Program Design	Compensation Process

Our goal is to provide programs that:

•  Deliver competitive levels of compensation to attract, retain and motivate highly-qualified executives

•  Foster a strong relationship between stockholder value and executive compensation by having a significant portion of compensation composed of LTI awards

•  Emphasize performance-based compensation contingent upon achieving financial and business area performance goals

•  Promote the Company’s core values of Hospitality, Integrity, Leadership, Teamwork, Ownership and Now by individuals working at our owned, leased, managed and corporate locations whose performance and responsibilities directly affect the results of our operations

Our programs are designed to:

•  Provide three main components: base salary, annual cash incentive and LTI awards, each designed to be consistent with our compensation philosophy

•  Cultivate long-term value creation without taking unnecessary risks

•  Combine both short- and long-term compensation to promote retention and create a pay-for-performance environment

•  Emphasize at-risk pay over fixed pay, yet create a positive work environment that rewards long-term achievements

•  Motivate and reward for successfully executing our business strategies

•  Avoid rigid categorical guidelines or formulas in setting the level and mix of compensation

In reviewing and establishing pay, we:

•  Evaluate pay annually or more frequently as circumstances merit

•  Consider the following factors when setting compensation levels:

•  Compensation of executives serving in similar positions at peer companies

•  Individual knowledge, experience and capabilities of the executives

•  The executive’s scope of responsibility, authority and accountability

•  The level of pay relative to the Company’s other executives (“internal equity”)

ROLES IN MAKING COMPENSATION DECISIONS

Compensation Committee

•  The Committee oversees and approves key aspects of executive compensation, including our CEO’s and other executive officers’ salaries, goals and payouts under the annual cash incentive plan, the size and structure of LTI awards and any executive perquisites or other benefits.

•  In determining compensation for the CEO, the Committee considers the factors outlined above, consults with its independent compensation consultant and reviews the CEO’s self-assessment of his performance against his Board-approved Company and business area objectives.

•  The Committee reviews and approves the specific elements of compensation of our executives, including our NEOs, with input from our Board.

•  The Committee approves objectives designed to align executive pay with Company performance and stockholder interests and also seeks to provide competitive pay opportunities tied to performance and designed to retain talent, maximize stockholder value and mitigate material risk.

•  In implementing the Company’s executive compensation program, the Committee considers many factors, including the cyclical nature of the hospitality business, the advice of its compensation consultant, competitive market data, internal pay equity among executives and the alignment of the Company’s total pay opportunity and pay outcomes with performance.

Management

•  The CEO and Chief Human Resources Officer work closely with the Committee in managing the executive compensation program and attend meetings of the Committee.

•  The CEO makes recommendations to the Committee regarding compensation for executive officers other than himself.

Compensation Committee’s Consultant

•  Exequity has served as the Committee’s independent compensation consultant since 2012. Exequity reports to and is instructed in its duties by the Committee and carries out its responsibilities in coordination with the Company’s Human Resources department. In 2017, Exequity’s services to the Committee included, among other things, providing perspective on current trends and developments in executive and director compensation, analyzing benchmarking data and evaluating our peer group composition. It otherwise performed no other services for the Company. The Committee evaluated whether any of the work provided by Exequity during 2017 raised any conflict of interest and determined that it did not.

•  Exequity provides research, data analyses, survey information and analysis, incentive design expertise and other analyses related to compensation levels and design. Exequity also updates the Committee on trends and developments related to executive compensation practices, advises on the composition of our peer group (as described in the “Executive Compensation Peer Group” section) and provides its views to the Committee on best practices when evaluating executive pay programs and policies.

Hilton	PROXY STATEMENT	23

SAY ON PAY VOTE

In 2017, the Committee considered the outcome of the stockholder advisory vote on 2016 executive compensation when making decisions relating to the compensation of our NEOs and our executive compensation program and policies. Our stockholders voted at our 2017 annual meeting, in a non-binding, advisory vote, on the 2016 compensation paid to our NEOs. Approximately 99% of the votes were cast in favor of the Company’s 2016 compensation decisions, which is similar to prior years. Based on this level of support, the Committee decided that the Say on Pay vote result did not necessitate any substantive changes to our compensation program.

We consider the opinions expressed by stockholders through their votes, periodic meetings and other communications and believe that stockholder engagement leads to enhanced governance practices. We have a proactive investor outreach program, which includes meetings with the investment community and one-on-one meetings or meetings in small groups. We periodically engage investors to discuss specific matters of importance to stockholders. We value the perspective of our stockholders and will continue to seek their input on an ongoing basis.

EXECUTIVE COMPENSATION PEER GROUP

To gain a general understanding of current compensation practices, the Committee reviews pay of executives serving in similar positions at peer companies. The external market data reviewed for 2017 included peer group proxy data and broad industry-comparative compensation surveys.

The Committee reviews the composition of the peer group on an annual basis in consultation with its independent compensation consultant and considers: industries that attract and retain similar talent; annual revenue; EBITDA; market capitalization; brand recognition; global presence; and number of employees. The Committee also considered our system-wide revenue of approximately $40 billion in 2017, which reflects estimated revenues of franchised properties, in addition to revenues from properties owned, leased or managed by Hilton.

In August 2016, the Committee reviewed and approved the peer group listed in the table below (the “peer group”). This is the peer group the Committee referenced when determining 2017 base salaries, annual cash incentive targets and LTI targets for our executive officers. The peer group consisted of 20 hospitality, restaurant, travel and global consumer brand companies that have a corporate structure and global presence comparable to the Company.

2017 Executive Compensation Peer Group Companies

Hospitality	Travel	Restaurants	Global Consumer Brands
Host Hotels & Resorts, Inc.	Avis Budget Group, Inc.	Darden Restaurants, Inc.	FedEx Corporation
Hyatt Hotels Corporation	Carnival Corporation	McDonald’s Corporation	General Mills, Inc.
Marriott International, Inc.	Las Vegas Sands Corp.	YUM! Brands, Inc.	Kellogg Company
Starwood Hotels & Resorts Worldwide, Inc. (1)	MGM Resorts International		Nike, Inc.
Wyndham Worldwide Corporation	Royal Caribbean Cruises, Ltd.		Starbucks Corporation
United Continental Holdings, Inc.
Wynn Resorts, Limited
(1)	Starwood Hotels & Resorts Worldwide, Inc. was acquired by Marriott International, Inc. in September 2016 and is no longer a publicly traded company.

In August 2017, the Committee adjusted the peer group in light of the recent spin-offs of our timeshare and real estate businesses, our new capital-efficient business model and Marriott’s acquisition of Starwood Hotels & Resorts Worldwide. The Committee referenced the adjusted peer group (the “2018 peer group”) in determining 2018 compensation for our executive officers. To better reflect our post-spin business characteristics, the Committee reviewed a broad set of potential peers using the criteria outlined above and made the following changes:

•	Additions to the peer group – Travel industry peers (Expedia, Inc. and The Priceline Group Inc.), a talent competitor due to their close geographic proximity to our corporate headquarters (Capital One Financial Corporation) and a global consumer brand that is also a global travel and hospitality company (The Walt Disney Company)

•	Exits from the peer group – Companies with lower business model comparability (Avis Budget Group, Inc., Darden Restaurants, Inc., FedEx Corporation, General Mills, Inc. and Kellogg Company), a Real Estate business no longer appropriate post-spin (Host Hotels & Resorts, Inc.) and a recent acquisition (Starwood Hotels & Resorts Worldwide, Inc.)

24	PROXY STATEMENT	Hilton

Our 2017 NEOs:	Christopher J. Nassetta President & CEO	Kevin J. Jacobs EVP & CFO	Jonathan W. Witter EVP & Chief Customer Officer	Matthew W. Schuyler EVP & Chief Human Resources Officer	Kristin A. Campbell EVP & General Counsel

EXECUTIVE COMPENSATION PROGRAM OVERVIEW & PAY FOR PERFORMANCE

In structuring our executive compensation packages, the Committee considers how each component of compensation promotes retention and motivates performance. We believe that, to attract and retain senior executives, we must provide them with a competitive level of compensation that rewards their continued service. We also believe that performance-based compensation plays the most significant role in aligning management’s interests with those of our stockholders. For this reason, performance-based at-risk compensation constitutes the majority of TDC (defined as base salary, annual cash incentive payouts and grants awarded under the annual LTI program), as illustrated below.

Our executive compensation program is summarized below, including the performance measures for our annual cash incentives and LTI. The Committee believes that these measures motivate and reward for successfully executing our business strategies. Hilton’s key strategic priorities are to maximize performance, strengthen our brands and commercial services platform, expand our global footprint and align culture and organization.

Pay Elements	Form		Performance Measures, Rationale & Key Characteristics				Objectives
Base Salary	Cash	Provide a competitive fixed level of pay					Align with external market and internal equity for each role, responsibility and experience

Annual Cash Incentives Max: 2x target for CEO 1.5x for other NEOs	Cash		Financial	Annual Adjusted EBITDA is the key corporate metric we use to assess performance over the short-term			Align actual payout based on achievement of pre-established objectives for annual financial and strategic performance

			Business Area	Quantitative and qualitative objectives, specific to each individual and their function

			Organizational Strength	Leadership results from annual employee engagement survey and talent management objectives

Long-Term Incentives	Equity	50%	Performance Shares	50%	3-Year FCF per share CAGR	Generating significant FCF maximizes our performance	Reward for long-term Company performance; align with interests of our stockholders; retain executives through vesting over multi-year periods
Max: 2x target Vest based on a 3-year performance period
				50%	3-Year Adjusted EBITDA CAGR	Allows us to reinvest in our business and return capital to stockholders
		25%	RSUs		Value at vesting is based on stock price
Vest ratably over 2 years
		25%	Stock Options		Value at vesting is based on stock price appreciation
Vest ratably over 3 years

Hilton	PROXY STATEMENT	25

BASE SALARY

We believe it is important to provide a competitive fixed level of pay to attract and retain experienced and successful executives. In determining the amount of base salary that each NEO receives, we look to the executive’s current compensation, tenure, performance, any change in the executive’s position or responsibilities and the complexity and scope of the executive’s position as compared to those of other executives within the Company and in similar positions at companies in our peer group. The Committee reviews base salaries periodically and may adjust them from time to time pursuant to such review.

In 2017, the Committee reviewed and set the base salaries as set forth in the table below. For the CEO, this was the first time the Committee raised his base salary since 2014 and his increase was based on market data and his performance. For Mr. Schuyler and Ms. Campbell, their increases were made at a level consistent with market practices and increases for our corporate team members. For the CFO, his increase was made after considering his level of pay relative to the market and internal equity.

Name	2016 Base Salary ($)	2017 Base Salary ($)	2016 to 2017 Increase (%)

Christopher J. Nassetta	$1,200,000	$1,250,000	4.2%

Kevin J. Jacobs	$746,750	$800,000	7.1%

Jonathan W. Witter (1)	—	$800,000	—

Matthew W. Schuyler	$636,540	$655,636	3.0%

Kristin A. Campbell	$636,540	$655,636	3.0%

(1)	Mr. Witter joined Hilton in April 2017.

ANNUAL CASH INCENTIVE PROGRAM

Our annual cash incentive program is designed to motivate executive officers to focus on strategic business results and initiatives and reward them for their results and achievements.

Each NEO’s annual cash incentive award opportunity is based on pre-established performance objectives. At the beginning of each performance period, our CEO works with senior management to establish business priorities, which are then used to create the performance objectives. Each objective is given a specific weighting based on its scope, importance and strategic relevance. The weighting for each objective is expressed as a percentage of the NEO’s total award opportunity. The Committee then reviews and approves the objectives recommended for each NEO.

Each NEO’s target annual cash incentive opportunity is expressed as a percentage of his or her base salary in effect at the end of the performance period. Threshold, target and maximum annual incentive opportunities are approved annually by the Committee based on peer group benchmark data and the scope and impact the executive has on the Company’s overall results. For 2017, the Committee set the threshold, target and maximum payout levels as set forth in the table below, which remained the same as 2016.

Name	Threshold (1)	Target (1)	Maximum (1)

Christopher J. Nassetta	75%	150%	300%

Kevin J. Jacobs	50%	100%	150%

Jonathan W. Witter	50%	100%	150%

Matthew W. Schuyler	50%	100%	150%

Kristin A. Campbell	50%	100%	150%

(1)	As a percentage of base salary.

26	PROXY STATEMENT	Hilton

2017 PERFORMANCE OBJECTIVES

The 2017 annual cash incentive program was based on a combination of financial, business area and organizational strength objectives. The primary financial performance objective was our Adjusted EBITDA, the key metric we use to assess performance over the short-term. The weightings for each of the performance objectives are illustrated below:

The organizational strength objectives were specific to each individual and the function for which they are responsible. They included the leadership results that were first introduced in 2015, tying awards since then directly to employee engagement. Leadership results were calculated based on responses to questions in our annual employee engagement survey on leadership, engagement and trust from each business area. Similar to 2016, organizational strength objectives also included talent management. Talent management objectives were designed to cultivate an inclusive environment, demonstrate meaningful progress towards greater workforce diversity and achieve succession planning objectives to support talent movement and business continuity.

The business area objectives were both quantitative and qualitative in nature, specific to each individual and the function for which they are responsible. The business area objectives for each NEO, along with their other performance goals and weightings were as follows:

	Weighting as a % of Total Award Opportunity

Name	Financial (1) (%)	Business Area (%)	Organizational Strength (%)	Primary Business Area Performance Goals

Christopher J. Nassetta	50%	50%		• Compilation of the actual performance of each business area against their predetermined objectives, including organizational strength goals, representing results across all areas of the Company

Kevin J. Jacobs	40%	40%	20%

• Drive stockholder return through efficient capital allocation and optimizing the balance sheet

• Maximize value in our global hotel portfolio

• Continue to enhance risk management capabilities to improve the organization’s financial strength

Jonathan W. Witter	40%	40%	20%	• Drive RevPAR Index growth • Elevate customer and owner satisfaction • Strengthen digital, technology and marketing capabilities

Matthew W. Schuyler	40%	40%	20%

• Evolve our employee value proposition to improve engagement and make Hilton a great place to work for all

• Optimize our global talent and diversity by enhancing our recruiting, performance management and succession planning efforts

• Unify our human capital management and human resources services globally

Kristin A. Campbell	40%	40%	20%

• Support key business area objectives across the organization to drive our new business model

• Enhance governance and compliance efforts to mitigate legal risk system-wide

• Drive Legal process and efficiency improvements across the organization

(1)	For each NEO other than Mr. Witter, the financial performance measure was based solely on Adjusted EBITDA, which is calculated as set forth in Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Annual Report on Form 10-K. Mr. Witter’s financial measure included both Adjusted EBITDA (20% of his total award opportunity) and Franchise Fees (20% of his total award opportunity). Franchise Fees are presented in the consolidated statements of operations in our audited consolidated financial statements in our Annual Report on Form 10-K.

Hilton	PROXY STATEMENT	27

2017 PERFORMANCE RESULTS

At the beginning of the fiscal year following the end of the performance period, each goal is assessed and rated based on the level of achievement. The Finance and Human Resources departments review the achievement of each performance objective against the predetermined objectives with the CEO. The CEO then reviews these results with the Committee and recommends payout amounts under the annual cash incentive plan for each of the NEOs, other than himself. The Committee reviews and assesses each NEO’s achievement towards the executive’s goals and determines and approves an achievement factor used to calculate the actual annual cash incentive award payable to each NEO.

The performance results for the primary financial performance measures were as follows:

Primary Financial Performance Measure	Target Goal (in millions)	Actual Achievement (in millions)	Achievement as a Percentage of Target Goal (1) (%)	Actual Payout as a Percentage of Target Payout (2) (%)

Adjusted EBITDA	$1,866	$1,965	105.3%	126.4%

Franchise Fees	$1,341	$1,382	103.1%	115.4%

(1)	Participants were eligible to receive a threshold payout percentage, defined as 50% of the target award, if actual achievement was 90% of the target financial goal and were eligible to receive the maximum payout percentage, defined as 150% of the target award (200% of target with respect to Mr. Nassetta), if actual achievement met or exceeded 110% of the target financial goal. For actual performance between the specified threshold, target and maximum levels, the resulting payout percentage would be adjusted on a linear basis.

(2)	For Adjusted EBITDA, the actual payout was 126.4% of target (152.8% of target with respect to Mr. Nassetta).

Actual annual cash incentive awards are calculated by multiplying each NEO’s actual base salary by their respective target award potential, which was then adjusted by an achievement factor based on the combined achievement of the financial, business area and organizational strength performance objectives. For the year ended December 31, 2017, the NEOs’ target cash incentive opportunity and their cash incentive award earned (as reflected in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table”) were as follows:

Name	2017 Year-End Base Salary ($)	Target Annual Cash Incentive Opportunity as a Percentage of Base Salary (%)	Target Annual Cash Incentive Opportunity ($)	Achievement Factor as a Percentage of Target Award (1) (%)	2017 Amount Earned under Annual Cash Incentive Program ($)

Christopher J. Nassetta	$1,250,000	150%	$1,875,000	138.9%	$2,604,375

Kevin J. Jacobs	$800,000	100%	$800,000	117.8%	$942,080

Jonathan W. Witter (2)	$800,000	100%	$567,671	114.2%	$648,338

Matthew W. Schuyler	$655,636	100%	$655,636	124.9%	$818,702

Kristin A. Campbell	$655,636	100%	$655,636	119.0%	$780,436

(1)	Percentages have been rounded.

(2)	Mr. Witter’s target annual cash incentive opportunity was prorated to reflect that he worked a portion of 2017, after joining Hilton in April.

28	PROXY STATEMENT	Hilton

LONG-TERM INCENTIVE PROGRAM

The LTI program is designed to reward for future Company performance, align with the interests of our stockholders and retain executives. These goals are further described under “Executive Compensation Program Overview & Pay for Performance.”

LTI compensation is awarded annually under the Incentive Plans and provides an opportunity for executive officers, including our NEOs, and other key employees to increase their ownership interest in the Company through grants of equity-based awards. Under the Incentive Plan, equity-based awards may be awarded in the form of stock options, stock appreciation rights, restricted stock, RSUs, performance-vesting equity awards and other equity-based awards.

Each NEO’s target LTI opportunity is approved annually by the Committee based on peer group benchmark data and the scope and impact the executive has on the Company’s overall results. For 2017, the Committee set the target pay levels as set forth in the table below. For all except the CFO, the increases were entirely a function of increasing the NEOs’ base salaries, because long-term incentives are set as a percentage of base salaries. For the CFO, his increase was made after considering his level of pay relative to the market and internal equity.

Name	2016 Target Long-Term Incentive ($)	2017 Target Long-Term Incentive ($)	2016 to 2017 Increase (%)

Christopher J. Nassetta	$6,600,000	$6,875,000	4.2%

Kevin J. Jacobs	$2,111,500	$2,400,000	13.7%

Jonathan W. Witter	—	$2,400,000	—

Matthew W. Schuyler	$1,591,350	$1,639,091	3.0%

Kristin A. Campbell	$1,591,350	$1,639,091	3.0%

The dollar values in the table above represent the nominal amounts used to determine the number of performance shares, RSUs and stock options granted. For the grant date fair value of the 2017 awards computed in accordance with FASB ASC Topic 718, see the “Summary Compensation Table” and “Grants of Plan-Based Awards Table.”

In February 2017, the Committee granted LTI awards at 100% of target based on the mix and weighting set forth in the chart below. The Committee approved a blended equity portfolio for our senior executives, granting a combination of performance-vesting restricted stock (“performance shares”), RSUs and stock options. The largest portion of the total equity award generally takes the form of performance shares where the number of shares that may be earned is tied to the Company’s profitability and financial performance at the end of a 3-year period.

Award Type	Weighting	Vesting	Value Tied To

Performance Shares (1)	50% of total award	Vest at the end of a 3-year period in an amount based on the level of performance achieved	50% of the performance shares awarded: FCF per share CAGR 50% of the performance shares awarded: EBITDA CAGR

Restricted Stock Units (1)	25% of total award	Vest ratably over 2 years in equal annual installments	Stock price

Stock Options	25% of total award	Vest ratably over 3 years in equal annual installments; expires 10 years from the date of grant	Stock price appreciation

(1)	RSUs, performance shares and converted performance shares, as defined in the “Treatment of Outstanding Equity Awards in Connection with Spin-Offs” section, entitle the holder to accrue dividend equivalents payable in cash following vesting, to the extent the underlying award vests. No dividend equivalents are paid unless the underlying RSUs or performance shares vest.

Hilton	PROXY STATEMENT	29

PERFORMANCE SHARES GRANTED IN 2017

Performance shares are intended to focus our executives on the long-term financial performance of the Company and vest based on a 3-year performance period. In February 2017, the Committee determined that the performance shares will vest as follows:

•	50% based on the Company’s FCF per share(1) CAGR by comparing the growth of the Company’s FCF per share during the final four fully completed fiscal quarters of the performance period to that for the fiscal year immediately prior to the performance period, calculated on a pro forma basis to give effect to the spins-offs

•	50% based on EBITDA CAGR (as defined in the award agreement) by comparing the growth of the Company’s Adjusted EBITDA during the final four fully completed fiscal quarters of the performance period to that for the fiscal year immediately prior to the performance period, calculated on a pro forma basis to give effect to the spins-offs

The Committee determined that FCF per share CAGR and EBITDA CAGR are appropriate performance measures because they align management’s interests with stockholders and incentivize management to achieve the Company’s long-term strategy. EBITDA CAGR also focuses on growing our Adjusted EBITDA which, in turn, allows us to reinvest in our business and return capital to stockholders.

The performance period generally begins on January 1 of the fiscal year in which the performance shares are granted and ends on December 31 of the third year thereafter. The performance shares granted in 2017 have a performance period that began on January 4, 2017 (the first day following the spin-offs) and ends on December 31, 2019.

Following the 3-year performance period, the Committee will determine the number of performance shares earned based on the level of achievement of each of the performance goals shown in the table below. For actual performance between the specified threshold, target and maximum levels, the resulting payout percentage will be adjusted on a linear basis.

Performance Metric (Weighting)		Level of Achievement
		Below Threshold	Threshold	Target	Maximum
FCF Per Share CAGR (50%)	Performance Goals	< 9%	9%	13%	> 17%
	Percentage of Award Earned	0%	50%	100%	200%
EBITDA CAGR (50%)	Performance Goals	< 4%	4%	6%	> 8%
	Percentage of Award Earned	0%	50%	100%	200%

(1)	FCF per share is calculated as: (a) net cash provided by (used in) operating activities reported in accordance with U.S. GAAP, less (b) capital expenditures as disclosed by the Company in reports filed with or furnished to the SEC, plus (c) costs and expenses, including tax payments, relating to asset purchases and disposals, including the spin-offs of Park and HGV and (d) excluding the impact on annual adjusted free cash flow resulting from any loyalty program advanced point sales; the result of which is divided by (e) the reported diluted weighted number of shares outstanding for the last calendar year being measured.

TREATMENT OF OUTSTANDING EQUITY AWARDS IN CONNECTION WITH SPIN-OFFS

In connection with the spin-offs effective January 2017, the Committee approved the following treatment for the NEOs’ then outstanding equity awards.

Award Type	Treatment

Outstanding Stock Options, RSUs and Performance Shares

•  The NEOs’ then outstanding stock options (whether vested or unvested), RSUs and performance shares, were adjusted in a manner intended to preserve the value of the awards after the spin-offs. The number of shares subject to the awards and the exercise price of stock options were adjusted based on the 3-day average closing price pre-spin and the 3-day average closing price post-spin and reverse stock split of our common stock (the “adjustments made in connection with the spin-offs”).

•  All of the NEOs’ equity awards, as adjusted, remained subject to the same vesting and other terms and conditions as the original awards, other than as described below regarding the performance shares granted in 2015 and 2016.

Additional Details on Performance Shares Granted in 2015 and 2016

•  The NEOs’ performance shares granted in 2015 and 2016 were converted into time-vesting restricted stock (“converted performance shares”), assuming a target level of achievement as provided under the applicable award agreement. The Committee determined to convert the performance shares into time-based restricted stock, as the performance periods for the performance shares granted in 2015 and 2016 would have ended after the spin-offs and, as such, the performance measures originally established upon grant would not have been relevant or measurable as originally intended.

•  The converted performance shares granted in 2015 vested on December 31, 2017, and the converted performance shares granted in 2016 are scheduled to vest on December 31, 2018 (in each case, on the original vesting date), subject to the NEO’s continued employment. (1)

(1)	The provisions for converted performance shares are described in more detail in the “Treatment of Long-Term Incentive Awards Upon Termination, Change in Control or Retirement” section.

30	PROXY STATEMENT	Hilton

TREATMENT OF LONG-TERM INCENTIVE AWARDS UPON TERMINATION, CHANGE IN CONTROL OR RETIREMENT

Each equity-based award subjects the holder to restrictive covenants, including post-employment covenants not to solicit the Company’s employees or customers and not to compete against the Company for 12 months following any termination of employment, and indefinite covenants covering trade secrets, confidentiality and non-disparagement. Under the award agreements, if there is a restrictive covenant violation or the Company determines after termination that grounds for a termination for cause existed, the executive will be required to pay the Company an amount equal to the after-tax proceeds received upon the sale or other disposition or distributions in respect of the equity award and any shares issued in respect thereof. Further, each of these executives’ equity-based awards is subject to the Company’s Clawback Policy (described in the “Clawback Policy” section). Additional provisions are outlined in the table below.

Award Type	Provisions for Unvested Awards

Performance Shares (1)

•  Death or “disability” (as defined in the Incentive Plans): Prorated portion will immediately vest at target levels (2)

•  “Change in control” (as defined in the Incentive Plans): Immediate vesting occurs only if there is a qualifying termination (as described in the applicable award agreement) within 12 months following a change in control (a “double trigger”) (3)

•  Retirement : Prorated portion will remain outstanding and eligible to vest at the end of the performance period based on actual performance (2)(4)

•  Other reasons: Forfeited (5)

Converted Performance Shares (1)

•  Death or disability: Prorated portion will immediately vest (2)

•  Change in control: Immediately vest (the only outstanding awards that remain subject to this provision are scheduled to vest on December 31, 2018)

•  Retirement : Prorated portion will remain outstanding and eligible to vest at the end of the vesting period (2)(4)

•  Other reasons: Forfeited (5)

Restricted Stock Units

•  Death or disability: Immediately vest

•  Change in control: Immediate vesting occurs only upon a double trigger (3)

•  Retirement : Continue to vest based on the original vesting schedule (4)

•  Other reasons: Forfeited (5)

Stock Options (6)

•  Death or disability: Immediately vest and become exercisable

•  Change in control: Immediate vesting occurs only upon a double trigger (3)

•  Retirement: Continue to vest according to the original vesting schedule (4)

•  Other reasons: Forfeited unvested (5)

(1)	As discussed in further detail under “Treatment of Outstanding Equity Awards in Connection with Spin-Offs,” the NEOs’ performance shares granted in 2015 and 2016 were converted into time-vesting restricted stock, assuming a target level of achievement as provided under the applicable award agreement.

(2)	Prorated based on the number of days in the applicable 3-year period that have elapsed prior to termination.

(3)	Upon a change in control without a qualifying termination event, unvested awards continue to vest based on their original schedule. For performance shares, the number of shares subject to each award will be based on actual performance through the most recently completed fiscal quarter prior to the change in control or at a level as determined by the Committee in its good faith discretion.

(4)	“Retirement” is defined as a termination of employment for any reason (other than for cause when grounds for cause exist or due to death or disability) after having reached age 55 and achieved at least ten years of service, provided that the grant was made at least six months prior to the executive’s retirement.

(5)	Termination for any other reason generally results in forfeiture of all unvested awards. However, for Mr. Witter’s RSU sign-on award that vests over two years (described under “New Hire Sign-On Awards”), if the Company terminates Mr. Witter’s employment without cause prior to May 24, 2019, any unvested RSUs will immediately vest.

(6)	Upon death or disability, vested options remain exercisable for one year. Upon a double trigger following change in control, vested options remain exercisable for 90 days. Upon retirement, vested options remain exercisable until the earlier of (x) the original expiration date or (y) 5 years from retirement. Upon termination for cause or a violation of specified restrictive covenants, all vested and unvested options terminate and all other unvested awards are forfeited. Upon termination for other reasons, vested options remain exercisable for 90 days. In no case will options remain exercisable later than the original expiration date.

2017 SPIN-OFF GRANTS

In February 2017, the Committee approved spin-off grants to certain employees throughout the organization, including approximately $8,000,000 to Mr. Nassetta, $4,000,000 to Mr. Jacobs, $2,000,000 to Mr. Schuyler and $2,000,000 to Ms. Campbell. The spin-off grants consist of RSUs and vest in three equal annual amounts beginning on February 15, 2018, subject to the executive’s continued employment on the applicable vesting date, and have the same terms and conditions as the RSUs granted under our LTI program (as described above). In addition, a number of other employees throughout the organization received special cash bonuses in recognition of their contributions to the spin-offs.

The Committee awarded the spin-off grants in recognition of contributions towards the completion of the January 2017 spin-offs and to promote retention of key executives. The spin-offs completed Hilton’s transformation into a new fee-based, capital-efficient business model. The awards recognize the significant contributions of employees who helped to successfully establish three standalone, fully independent companies in addition to their regular responsibilities and have demonstrated consistently superior levels of achievement, commitment and potential in roles that are critical to the organization. The multi-year vesting schedule of the spin-off grants is intended to drive retention and stability within this group of employees.

Hilton	PROXY STATEMENT	31

OTHER BENEFITS AND PERQUISITES

General Benefits

•  Health and Welfare Benefits – Our executives, including NEOs, are eligible for benefits including group health, dental and disability insurance and basic life insurance premiums. These benefits are intended to provide competitive and adequate protection in case of sickness, disability or death, and the NEOs participate in these plans on the same basis as all other employees.

Retirement Savings Benefits

•  401(k) Plan – The Company maintains a tax-qualified 401(k) plan, under which the Company matches 100% of employee contributions up to 3% of eligible compensation and 50% of employee contributions on the next 2% of eligible compensation.

•  Executive Deferred Compensation Plan (“EDCP”) – We also offer the NEOs and other senior management the opportunity to supplement their retirement and other tax-deferred savings through Hilton’s EDCP. Those eligible to participate in the EDCP may elect to defer up to 100% of both their annual salary and bonus. The Company currently provides no contribution or match to the EDCP. Additional information about the EDCP is reflected under “2017 Nonqualified Deferred Compensation.”

Perquisites

•  Limited Program – We provide limited perquisites to our NEOs when determined to be necessary and appropriate. The value of the NEOs’ perquisites and other personal benefits are reflected in the “All Other Compensation” column of the “Summary Compensation Table” and the accompanying footnote. The cost of these benefits has historically been a small percentage of the overall compensation package. We believe that these benefits and perquisites are competitive in our industry and consistent with our overall compensation philosophy.

•  All NEOs – We provide our NEOs with the opportunity for an annual physical examination. We also provide NEOs complimentary rooms, food and beverage, and on-site services while on personal travel at Company-branded hotels. The travel-related benefits are consistent with our peers in the hospitality industry and offered to encourage our NEOs to visit and evaluate our properties.

•  CEO – We provide Mr. Nassetta with a life insurance benefit for his family and the associated taxes. In addition, given our wide geographic footprint, Mr. Nassetta has use of the Company aircraft for both business and personal travel, which the Committee believes allows Mr. Nassetta to work more efficiently and safely.

SEVERANCE PLAN

The Committee believes that a carefully structured severance plan is necessary to attract and retain talent. Our severance plan allows executives to focus their attention and energy on making objective business decisions that are in the best interest of stockholders. In addition, the Committee believes that the interests of our stockholders are better protected and enhanced by providing greater certainty regarding executive pay obligations in the context of planning and negotiating any potential corporate transactions.

In December 2013, the Company approved a severance benefit plan (the “Severance Plan”). Under the terms of the Severance Plan, if an eligible executive’s employment is terminated by us without “cause,” or if the eligible employee terminates his or her employment for “good reason” (each, a “qualifying termination”), then, subject to the eligible employee’s execution and non-revocation of a release of claims against us, continued compliance with restrictive covenants related to post-employment non-solicitation and non-compete covenants for one year following termination, and indefinite covenants covering confidentiality and non-disparagement, he or she will be eligible to receive a severance payment amount based on the employee’s position and then-current base salary and target bonus. Under the terms of the Severance Plan, our NEOs will be eligible to receive a severance payment equal to 2.0 times (2.99 times in the case of Mr. Nassetta) the sum of his or her annual base salary and annual target bonus at the time of termination, paid in a lump sum. In addition, upon a qualifying termination, the NEO will be entitled to certain continued health and welfare benefits, as described under “Potential Payments Upon Termination or Change in Control.”

The NEOs will also be entitled to the same level of severance upon a qualifying termination in connection with a change in control except that severance may be reduced if doing so would result in the executive realizing a better after-tax result following the imposition of any applicable golden parachute excise taxes under Internal Revenue Code Section 4999.

In addition to the Severance Plan, any compensation and benefits to be made in connection with a separation are determined at the discretion of the Committee and may be based on the executive, his or her position, the nature of the separation and the respective executive’s compliance with specified post-termination restrictive covenants.

32	PROXY STATEMENT	Hilton

KEY EXECUTIVE COMPENSATION PRACTICES

We follow key executive compensation practices that promote good governance and serve the interests of our stockholders, as summarized below.

What We Do:

Emphasize long-term performance – Our LTI program is designed to focus executives on stockholder value and emphasize achievement of strategic objectives over the next several years.

Engage an independent compensation consultant – The Committee’s consultant does not provide any other services to the Company.

Apply double trigger vesting in the event of a change in control – Cash severance benefits are payable and vesting of equity awards is accelerated only upon a “double trigger,” meaning when an executive’s employment is terminated following a change in control. For performance shares, the Committee implemented double trigger vesting beginning with grants made in 2017. As a result, all of the Company’s outstanding equity awards (other than the converted performance shares scheduled to vest on December 31, 2018) accelerate vesting only upon a double trigger.

Provide limited perquisites – Our NEOs receive perquisites consistent with industry practices and participate in the same Company-wide plans and programs offered to all eligible employees.

Apply a clawback policy – The Committee has discretion to recover incentive compensation paid or awarded based on financial results impacted by fraud or misconduct.

Evaluate share utilization – The Committee annually reviews share utilization, burn rate and dilution levels resulting from our compensation practices.

Establish caps on maximum payouts – The Committee sets maximum amounts that may be payable for annual cash incentive compensation and long-term performance awards.

What We Do Not Do:

Provide employment agreements or individual change in control agreements for our NEOs – The Committee has determined that employment agreements are not necessary to attract members of our executive team.

Allow pledging, hedging or short-sale transactions – Per our Insider Trading Policy, all covered persons are prohibited from purchasing Company securities on margin or pledging Company securities as collateral. Further, we do not permit short sales or the purchase or sale of derivative instruments based on the Company’s securities.

Reprice or buyout underwater stock options – Our Incentive plan does not permit the repricing or substitution of underwater stock options except with stockholder approval. Our Incentive plan also does not permit the grant of underwater stock options, except in connection with certain corporate transactions.

Pay dividends or dividend equivalents on any unvested equity awards – Our Incentive Plan and associated award agreements prohibit the payment and delivery of dividends and dividend equivalents on unvested RSUs and performance shares, unless and until the underlying award vests.

OWNERSHIP POLICY

We have adopted an executive stock ownership policy for our NEOs. Each of our NEOs is expected to own shares of our common stock in the following amounts within five years from the later of February 19, 2014 and the date he or she first becomes subject to the stock ownership policy:

Role	Salary Multiple

CEO	5 times base salary

Other Executive Officers	3 times base salary

Each NEO except Mr. Witter, who was hired in 2017, currently satisfies the stock ownership requirement above. Under this requirement, executives may not dispose of any shares of the Company they acquire, including, but not limited to, any shares of vested restricted stock, any shares underlying vested restricted stock units, net of taxes, or any shares acquired upon the exercise of any stock options, net of taxes and payment of any exercise price, in each case, received from grants made until the ownership requirements are satisfied. This restriction does not apply to any shares of our common stock received by the executive in exchange for his or her equity held prior to our IPO.

Hilton	PROXY STATEMENT	33

CLAWBACK POLICY

We have adopted a clawback policy for our incentive compensation. The Committee determined that it may be appropriate to recover annual and/or LTI compensation from its current or former officers subject to reporting under Section 16 of the Exchange Act or any other employee designated by the Committee in specified situations. These situations include if such employee, was overpaid as a result of a restatement of the reported financial results of the Company or any of its segments due to material non-compliance with financial reporting requirements (unless due to a change in accounting policy or applicable law) caused or contributed to by such employee’s fraud, willful misconduct or gross negligence. If these situations occur, the Committee will review the incentive compensation paid, granted, vested or accrued based on the prior inaccurate results and determine whether to seek recovery of any excess incentive compensation paid or earned as a result of such inaccurate results.

STOCK AWARD GRANTING POLICY

The annual grant of stock-based awards to our NEOs is approved on the date of the first regularly scheduled Committee meeting of the calendar year (typically held in the first quarter). In addition to annual awards, other grants may be awarded at other times (1) to attract new hires; (2) to recognize employees for special achievements or for retention purposes; (3) to new employees as a result of the acquisition of another company; or (4) as may be desirable and prudent in other special circumstances. The exercise price of stock options is the closing market price of our common stock on the date of grant. We monitor and periodically review our equity grant policies to ensure compliance with plan rules and applicable law. We do not have a program, plan or practice to time our equity grants in coordination with the release of material, non-public information.

RISK CONSIDERATIONS

The Committee believes that the design and objectives of our executive compensation program provide an appropriate balance of incentives for executives and avoid inappropriate risks. In this regard, our executive compensation program includes the following design features:

•	Balances fixed versus at-risk compensation

•	Balances short-term cash and LTI compensation

•	Provides that at-risk compensation is based on a variety of qualitative and quantitative performance goals, including the Company’s stock price, the Company’s overall financial performance and the performance of specific business area objectives

•	Caps the executives’ incentive compensation opportunities

•	Provides the Committee with discretion to reduce the annual incentive amount awarded

•	Significant stock ownership requirements

•	Provides for a clawback of the executive’s compensation in specified circumstances

•	Prohibits pledging and hedging of Company stock

COMPLIANCE WITH IRS CODE SECTION 162(m)

Section 162(m) of the Internal Revenue Code generally limits the Company’s federal income tax deduction for any compensation in excess of $1 million paid to NEOs (except for the CFO, in the case of tax years preceding 2018). For tax years prior to 2018, the deductibility limitation under Section 162(m) did not apply to certain “performance-based compensation” arrangements or certain awards granted or paid during the Company’s post-IPO “transition period” under Section 162(m) (which ended on the date of our 2017 annual meeting of stockholders). However, due to recent amendments to Section 162(m), the “performance-based compensation” exception is no longer available for compensation paid with respect to fiscal year 2018 and future years (unless paid pursuant to certain pre-November 2, 2017 contractual arrangements).

Accordingly, while the Committee takes the deductibility limitations of Section 162(m) into account in its compensation decisions, we expect to authorize compensation payments that are not exempt under Section 162(m) when the Committee believes that such payments are appropriate to attract or retain talent.

34	PROXY STATEMENT	Hilton

SUMMARY COMPENSATION TABLE

The following table presents summary information regarding the total compensation awarded to, earned by, or paid to each of our NEOs for the fiscal years indicated.

Name	Year	Salary (1) ($)	Bonus (2) ($)	Stock Awards (3) ($)	Option Awards (3) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings (4) ($)	All Other Compensation (5) ($)	Total ($)

Christopher J. Nassetta President & Chief Executive Officer	2017	$1,242,308	—	$13,156,151	$1,718,737	$2,604,375	—	$69,127	$18,790,698
	2016	$1,200,000	—	$6,532,917	$1,319,999	$1,883,905	—	$64,507	$11,001,328
	2015	$1,246,154	—	$5,419,878	$1,259,993	$2,222,013	—	$69,413	$10,217,451

Kevin J. Jacobs EVP & Chief Financial Officer	2017	$791,808	—	$5,799,912	$599,999	$942,080	—	$10,800	$8,144,599
	2016	$743,404	—	$2,091,147	$422,295	$735,927	—	$24,245	$4,017,018
	2015	$748,077	—	$1,763,592	$409,994	$823,147	—	$10,600	$3,755,410

Jonathan W. Witter EVP & Chief Customer Officer	2017	$584,615	$250,000	$10,299,938	$599,988	$648,338	—	—	$12,382,879

Matthew W. Schuyler EVP & Chief Human Resources Officer	2017	$652,699	—	$3,229,219	$409,771	$818,702	—	—	$5,110,391

Kristin A. Campbell (6) EVP & General Counsel	2017	$652,699	—	$3,229,219	$409,771	$780,436	—	$10,800	$5,082,925
	2016	$633,688	—	$1,575,984	$318,266	$643,033	—	$12,963	$3,183,934
	2015	$638,308	—	$1,329,146	$308,995	$703,893	—	$10,600	$2,990,942

(1)	Amounts in this column reflect the salary earned during the fiscal year, whether paid or deferred under the Company’s employee benefit plans.

(2)	Represents the sign-on bonus awarded to Mr. Witter, as described under “New Hire Sign-On Awards.”

(3)	Represents the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718, using the assumptions discussed in Note 16: “Share-Based Compensation” of the consolidated financial statements included in our Annual Report on Form 10-K. Further, in accordance with the SEC’s rules, dividend equivalents that accrued on the executives’ RSUs and performance shares granted in 2017 are not reported above because dividends were factored into the grant date fair value of these awards.

Of the performance shares granted in 2017, 50% vest according to EBITDA CAGR and 50% vest according to FCF per share CAGR. The grant date fair value was computed in accordance with FASB ASC Topic 718 based upon the probable outcome of the performance conditions as of the grant date. Assuming the highest level of performance achievement as of the grant date, the aggregate grant date fair value of the awards would have been: Mr. Nassetta — $6,874,906; Mr. Jacobs — $2,399,939; Mr. Witter — $2,399,973; Mr. Schuyler — $1,639,065; and Ms. Campbell — $1,639,065.

(4)	Our 2017 NEOs do not participate in defined benefit pension plans. The Company does not provide any of its executives with any above-market or preferential earnings on nonqualified deferred compensation.

(5)	All Other Compensation for 2017 includes:

Name	Company 401(k) Match ($)	Insurance Premiums (a) ($)	Personal Use of Company Aircraft (b) ($)	Executive Physical ($)	Reimbursements for Taxes Incurred for Specified Perquisites (c) ($)	Other (d) ($)	Total ($)
Christopher J. Nassetta	$10,800	$7,525	$5,634	$1,020	$27,335	$16,813	$69,127
Kevin J. Jacobs	$10,800	—	—	—	—	—	$10,800
Jonathan W. Witter	—	—	—	—	—	—	—
Matthew W. Schuyler	—	—	—	—	—	—	—
Kristin A. Campbell	$10,800	—	—	—	—	—	$10,800

(a)	Employer-paid premiums for Mr. Nassetta’s executive life insurance policy.

(b)	Incremental costs associated with guests accompanying Mr. Nassetta on the Company aircraft during the year ended December 31, 2017. For purposes of the “Summary Compensation Table,” we value the incremental cost associated with these accompanying guests by using a method that takes into account the variable costs. Since the aircraft is used primarily for business travel, the calculation does not include the fixed costs that do not change based on usage, such as crew salaries, hangar storage costs and cost of maintenance not related to trips.

(c)	Reflects $5,138 of employer-paid taxes owed with respect to Mr. Nassetta’s personal use of the Company aircraft, $6,863 of employer-paid taxes owed in connection with his employer-paid executive life insurance policy and $15,334 of employer-paid taxes owed in connection with employer-paid expenses incurred at Company-branded hotels while on personal travel.

(d)	Employer-paid expenses incurred at Company-branded hotels while on personal travel.

(6)	Ms. Campbell’s compensation for 2016 and 2015 is shown in the table above because she was reportable in our 2015 proxy statement.

Hilton	PROXY STATEMENT	35

2017 GRANTS OF PLAN-BASED AWARDS

The following table sets forth grants of plan-based awards to the NEOs during the fiscal year ended December 31, 2017.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number or Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards (3) ($)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Christopher J. Nassetta	Annual Cash Incentive	—	$46,875	$1,875,000	$3,750,000	—	—	—	—	—	—	—
	Performance Shares	2/27/17	—	—	—	29,623	59,246	118,492	—	—	—	$3,437,453
	RSUs	2/27/17	—	—	—	—	—	—	29,623	—	—	$1,718,726
	RSUs (4)	2/27/17	—	—	—	—	—	—	137,883	—	—	$7,999,972
	Stock Options	2/27/17	—	—	—	—	—	—	—	124,007	$58.02	$1,718,737
Kevin J. Jacobs	Annual Cash Incentive	—	$40,000	$800,000	$1,200,000	—	—	—	—	—	—	—
	Performance Shares	2/27/17	—	—	—	10,341	20,682	41,364	—	—	—	$1,199,970
	RSUs	2/27/17	—	—	—	—	—	—	10,341	—	—	$599,985
	RSUs (4)	2/27/17	—	—	—	—	—	—	68,941	—	—	$3,999,957
	Stock Options	2/27/17	—	—	—	—	—	—	—	43,290	$58.02	$599,999
Jonathan W. Witter	Annual Cash Incentive	—	$28,384	$567,671	$851,507	—	—	—	—	—	—	—
	Performance Shares	5/24/17	—	—	—	9,163	18,326	36,652	—	—	—	$1,199,986
	RSUs	5/24/17	—	—	—	—	—	—	9,163	—	—	$599,993
	RSUs (5)	5/24/17	—	—	—	—	—	—	61,087	—	—	$3,999,977
	RSUs (5)	5/24/17	—	—	—	—	—	—	68,723	—	—	$4,499,982
	Stock Options	5/24/17	—	—	—	—	—	—	—	37,998	$65.48	$599,988
Matthew W. Schuyler	Annual Cash Incentive	—	$32,782	$655,636	$983,454	—	—	—	—	—	—	—
	Performance Shares	2/27/17	—	—	—	7,063	14,125	28,250	—	—	—	$819,533
	RSUs	2/27/17	—	—	—	—	—	—	7,062	—	—	$409,737
	RSUs (4)	2/27/17	—	—	—	—	—	—	34,470	—	—	$1,999,949
	Stock Options	2/27/17	—	—	—	—	—	—	—	29,565	$58.02	$409,771
Kristin A. Campbell	Annual Cash Incentive	—	$32,782	$655,636	$983,454	—	—	—	—	—	—	—
	Performance Shares	2/27/17	—	—	—	7,063	14,125	28,250	—	—	—	$819,533
	RSUs	2/27/17	—	—	—	—	—	—	7,062	—	—	$409,737
	RSUs (4)	2/27/17	—	—	—	—	—	—	34,470	—	—	$1,999,949
	Stock Options	2/27/17	—	—	—	—	—	—	—	29,565	$58.02	$409,771

(1)	Reflects the possible payouts under the 2017 annual cash incentive program. Amounts reported in the “Threshold” column assume that there is no payout under the Adjusted EBITDA component of the annual cash incentive program and that the NEO only earns the minimum payout for the one business area or organizational strength performance objective that has been assigned the lowest weighting. The actual amounts paid are described in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.”

(2)	As described in further detail under “Long-Term Incentive Program,” the performance shares granted have a 3-year performance period ending on December 31, 2019 with 50% vesting based on FCF per share CAGR and 50% vesting based on EBITDA CAGR. Amounts reported in the “Threshold” column assume that 50% of the total performance shares awarded will vest and amounts reported in the “Maximum” column assume that 200% of the total performance shares awarded will vest.

(3)	Represents the grant date fair value of the awards computed in accordance with FASB ASC Topic 718, using the assumptions discussed in Note 16: “Share-Based Compensation” of the consolidated financial statements included in our Annual Report on Form 10-K. The stock options have an exercise price per share equal to the closing price of the Company’s common stock as reported on the NYSE on the date of grant.

The grant date fair value of the performance shares that are scheduled to vest according to EBITDA CAGR was computed in accordance with FASB ASC Topic 718 based upon the probable outcome of the performance conditions as of the grant date and was determined to be for each of Mr. Nassetta, Mr. Jacobs, Mr. Witter, Mr. Schuyler and Ms. Campbell, $1,718,726, $599,985, $599,993, $409,795 and $409,795, respectively. The grant date fair value of the performance shares that are scheduled to vest based on FCF CAGR was determined to be for each of Mr. Nassetta, Mr. Jacobs, Mr. Witter, Mr. Schuyler and Ms. Campbell, $1,718,727, $599,985, $599,993, $409,738 and $409,738, respectively.

(4)	Represents the spin-off grants, as described under “2017 Spin-Off Grants.”

(5)	Represents sign-on RSUs granted to Mr. Witter, as described under “New Hire Sign-On Awards.”

36	PROXY STATEMENT	Hilton

OUTSTANDING EQUITY AWARDS AT 2017 FISCAL YEAR-END

The following table sets forth outstanding equity awards held by our NEOs as of December 31, 2017.

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (1)(2) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2) (#)		Market Value of Shares or Units of Stock That Have Not Vested (3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (2)(4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3)(4) ($)
Christopher J. Nassetta	2/19/14	74,977	—	$45.46	2/19/24	—		—	—	—
	2/10/15	47,416	23,709	$57.99	2/10/25	—		—	—	—
	2/18/16	38,096	76,193	$41.41	2/18/26	15,940	(5)	$1,272,968	—	—
	2/18/16	—	—	—	—	95,639	(6)	$7,637,731	—	—
	2/27/17	—	124,007	$58.02	2/27/27	29,623	(5)	$2,365,693	118,492	$9,462,771
	2/27/17	—	—	—	—	137,883	(7)	$11,011,336	—	—
Kevin J. Jacobs	2/19/14	22,493	—	$45.46	2/19/24	—		—	—	—
	2/10/15	15,428	7,715	$57.99	2/10/25	—		—	—	—
	2/18/16	12,187	24,376	$41.41	2/18/26	5,099	(5)	$407,206	—	—
	2/18/16	—	—	—	—	30,596	(6)	$2,443,397	—	—
	2/27/17	—	43,290	$58.02	2/27/27	10,341	(5)	$825,832	41,364	$3,303,329
	2/27/17	—	—	—	—	68,941	(7)	$5,505,628	—	—
Jonathan W. Witter	5/24/17	—	37,998	$65.48	5/24/27	9,163	(5)	$731,757	36,652	$2,927,029
	5/24/17	—	—	—	—	61,087	(8)	$4,878,408	—	—
	5/24/17	—	—	—	—	68,723	(9)	$5,488,219	—	—
Matthew W. Schuyler	2/19/14	18,744	—	$45.46	2/19/24	—		—	—	—
	2/10/15	11,628	5,814	$57.99	2/10/25	—		—	—	—
	2/18/16	9,185	18,371	$41.41	2/18/26	3,844	(5)	$306,982	—	—
	2/18/16	—	—	—	—	23,059	(6)	$1,841,492	—	—
	2/27/17	—	29,565	$58.02	2/27/27	7,062	(5)	$563,971	28,250	$2,256,045
	2/27/17	—	—	—	—	34,470	(7)	$2,752,774	—	—
Kristin A. Campbell	2/19/14	18,744	—	$45.46	2/19/24	—		—	—	—
	2/10/15	11,628	5,814	$57.99	2/10/25	—		—	—	—
	2/18/16	9,185	18,371	$41.41	2/18/26	3,844	(5)	$306,982	—	—
	2/18/16	—	—	—	—	23,059	(6)	$1,841,492	—	—
	2/27/17	—	29,565	$58.02	2/27/27	7,062	(5)	$563,971	28,250	$2,256,045
	2/27/17	—	—	—	—	34,470	(7)	$2,752,774	—	—

(1)	Stock options granted annually in February vest in three equal annual installments beginning on the following February 15, which is approximately the first anniversary of the grant date.

(2)	For information on vesting upon specified termination events or a change in control, see “Long-Term Incentive Program” and “Potential Payments Upon Termination or Change in Control.”

(3)	Amounts reported are based on the closing price of our common stock on the NYSE as of December 29, 2017 ($79.86), the last trading day of the fiscal year, multiplied by the number of outstanding shares.

(4)	Performance shares vest according to EBITDA CAGR and FCF per share CAGR at the end of a three-year performance period. In the table above, the number and market value of shares reported reflect maximum performance based on the Company’s performance as of December 31, 2017. The actual number of shares that will be distributed is not yet determinable.

(5)	RSUs granted annually in February vest in two equal annual installments beginning on the following February 15, which is approximately the first anniversary of the grant date.

(6)	Represents the NEOs’ performance shares granted in 2016 that were converted into time-vesting restricted shares, as described above under “Treatment of Outstanding Equity Awards in Connection with Spin-Offs.” These converted performance shares are scheduled to vest on December 31, 2018.

(7)	Spin-off grants awarded in February 2017 vest in three equal annual installments beginning on February 15, 2018, which is approximately the first anniversary of the grant date.

(8)	Sign-on RSUs granted to Mr. Witter that vest in four equal annual installments beginning on the first anniversary of the grant date.

(9)	Sign-on RSUs granted to Mr. Witter that vest in two equal annual installments beginning on the first anniversary of the grant date.

Hilton	PROXY STATEMENT	37

2017 OPTION EXERCISES AND STOCK VESTED

The following table provides information regarding shares that vested during 2017 for our NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (1) (#)	Value Realized on Vesting (2) ($)
Christopher J. Nassetta	—	—	91,999	$6,791,852
Kevin J. Jacobs	—	—	29,847	$2,204,705
Jonathan W. Witter	—	—	—	—
Matthew W. Schuyler	—	—	22,495	$1,661,656
Kristin A. Campbell	—	—	22,495	$1,661,656

(1)	Includes shares received from the vesting of RSUs granted in 2015 and 2016 and converted performance shares granted in 2015.

As described above under “Treatment of Outstanding Equity Awards in Connection with Spin-Offs,” the performance shares granted in 2015 were converted into time-vesting restricted stock, assuming a target level of achievement. These converted performance shares vested on December 31, 2017 and were issued based on the closing price of our common stock on the NYSE as of December 29, 2017 ($79.86), the trading day immediately before the vesting date (as provided under the award agreement), with the following issuance date values: $5,206,393 for Mr. Nassetta, $1,693,990 for Mr. Jacobs, $1,276,802 for Mr. Schuyler and $1,276,802 for Ms. Campbell.

(2)	Amounts reported are based on the closing price of our common stock on the NYSE on the vesting date.

38	PROXY STATEMENT	Hilton

2017 NONQUALIFIED DEFERRED COMPENSATION

The Company offers to its executives, including all of the NEOs, the opportunity to participate in the EDCP. The table below provides information as of December 31, 2017, for those NEOs who chose to participate in the plan.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY (1) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE (2) ($)
Christopher J. Nassetta	—	—	$18,380	—	$227,461
Kevin J. Jacobs	—	—	—	—	—
Jonathan W. Witter	—	—	—	—	—
Matthew W. Schuyler	—	—	—	—	—
Kristin A. Campbell	—	—	—	—	—

(1)	Amounts in this column are not reported as compensation for fiscal year 2017 in the “Summary Compensation Table” since they do not reflect above-market or preferential earnings. Deferrals may be allocated among investment options that generally mirror the investment options available under our qualified 401(k) plan. Of the available investment options, the one-year rate of return during 2017 ranged from 3.58% to 44.65%.

(2)	Mr. Nassetta made no contributions during fiscal years 2015, 2016 or 2017 and, therefore, no amounts in this column have previously been reported in the “Summary Compensation Table.”

Pursuant to our EDCP, specified eligible employees, including our NEOs, may defer up to 100% of either or both their annual salary and bonus. Deferral elections are made by eligible employees in the calendar year preceding the year compensation is otherwise payable. In 2017, contributions to the EDCP consist solely of participants’ elective deferral contributions and the Company did not provide matching contributions. Eligible employees are permitted to make individual investment elections that will determine the rate of return on their deferral amounts under the elective nonqualified deferred compensation plan. Participants may change their investment elections at any time. Deferrals are only deemed to be invested in the investment options selected. Participants have no ownership interest in any of the funds as investment elections are used only as an index for crediting gains or losses to participants’ accounts. The investment options consist of a variety of well-known mutual funds including certain non-publicly traded mutual funds available through variable insurance products. Investment gains or losses in the funds are credited to the participants’ accounts daily, net of investment option related expenses. The EDCP does not provide any above-market returns or preferential earnings to participants, and the deferrals and their earnings are always 100% vested.

NEOs may elect to receive in-service distributions of such amounts at the time they make their deferral elections. In addition, upon a showing of financial hardship due to death, illness, accident or similar extraordinary or unforeseeable circumstances, an executive may be allowed to access funds in the executive’s deferred compensation account before he or she otherwise would have been eligible. The participant must make two payout elections, one in the case of termination and one in the case of retirement. Benefits can generally be received either as a lump sum payment or in installments over a period not to exceed 20 years in the case of retirement, 5 years in the case of termination and 5 years for in-service distributions. In the event of a change in control, 100% of the value of the eligible employee’s deferred compensation account will be distributed.

Hilton	PROXY STATEMENT	39

POTENTIAL PAYMENTS UPON TERMINATION

OR CHANGE IN CONTROL

The following table describes the potential payments and benefits that would have been payable to our NEOs under existing plans, assuming (1) a termination of employment and/or (2) a change in control (“CIC”) occurred, in each case, on December 31, 2017. The amounts shown in the table do not include payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment and do not discriminate in scope, terms or operation in favor of the NEOs. Distributions of plan balances that would be made are set forth in the “2017 Nonqualified Deferred Compensation” table.

Because the disclosures in the table assume the occurrence of a termination or CIC as of a particular date and under a particular set of circumstances and therefore make a number of important assumptions, the actual amount to be paid to each of our NEOs upon a termination or CIC may vary significantly from the amounts included herein. Factors that could affect these amounts include the timing during the year of any such event, the continued availability of benefit policies at similar prices and the type of termination event that occurs.

Name	Qualifying Termination (1) ($)	CIC ($)	Qualifying Termination Within 12 Months Following CIC ($)	Death or Disability (6) ($)
Christopher J. Nassetta
Cash Severance (1)	$9,343,750	—	$9,343,750	$1,875,000
Equity Awards (2)	—	$7,637,731	$37,315,526	$27,477,719
Continuation of Benefits (3)	$16,603	—	$16,603	—
Outplacement Services (4)	$17,000	—	$17,000	—
Other Benefit (5)	$192,308	—	$192,308	$192,308
Total Value of Benefits	$9,569,661	$7,637,731	$46,885,187	$29,545,027
Kevin J. Jacobs
Cash Severance (1)	$3,200,000	—	$3,200,000	$800,000
Equity Awards (2)	—	$2,443,397	$14,330,372	$10,970,334
Continuation of Benefits (3)	$10,687	—	$10,687	—
Outplacement Services (4)	$17,000	—	$17,000	—
Other Benefit (5)	$85,442	—	$85,442	$85,442
Total Value of Benefits	$3,313,129	$2,443,397	$17,643,501	$11,855,776
Jonathan W. Witter (7)
Cash Severance (1)	$3,200,000	—	$3,200,000	$800,000
Equity Awards (2)	—	—	$14,388,884	$12,132,633
Continuation of Benefits (3)	$15,061	—	$15,061	—
Outplacement Services (4)	$17,000	—	$17,000	—
Other Benefit (5)	$44,946	—	$44,946	$44,946
Total Value of Benefits	$3,277,007	—	$17,665,891	$12,977,579
Matthew W. Schuyler
Cash Severance (1)	$2,622,544	—	$2,622,544	$655,636
Equity Awards (2)	—	$1,841,492	$9,059,488	$6,707,173
Continuation of Benefits (3)	$15,200	—	$15,200	—
Outplacement Services (4)	$17,000	—	$17,000	—
Other Benefit (5)	$88,259	—	$88,259	$88,259
Total Value of Benefits	$2,743,003	$1,841,492	$11,802,491	$7,451,068
Kristin A. Campbell
Cash Severance (1)	$2,622,544	—	$2,622,544	$655,636
Equity Awards (2)	—	$1,841,492	$9,059,488	$6,707,173
Continuation of Benefits (3)	$9,254	—	$9,254	—
Outplacement Services (4)	$17,000	—	$17,000	—
Other Benefit (5)	$77,542	—	$77,542	$77,542
Total Value of Benefits	$2,726,340	$1,841,492	$11,785,828	$7,440,351

40	PROXY STATEMENT	Hilton

(1)	For purposes of the cash severance amounts in the table above, a “qualifying termination” means (x) under the Severance Plan, a termination of employment either by the Company without “cause” or by the executive for “good reason,” each as defined in the Severance Plan, and (y) under the Incentive Plans, a termination by the Company without “cause” as defined in the Incentive Plan. An executive is not deemed to have experienced a qualifying termination as a result of (a) his or her death or disability or (b) solely as a result of a change in control.

Under the Severance Plan, whether or not in connection with a change in control, each NEO would have been entitled to receive a cash severance amount equal to 2.0 times (2.99 in the case of Mr. Nassetta) the sum of the executive’s base salary and annual cash incentive award payable at target, each as in effect at date of termination.

If the employment of the NEO was terminated due death or disability, such executive would have been entitled to receive a prorated bonus. Amounts reported under “Death or Disability” for each NEO reflect each NEO’s target annual bonus for the year ended December 31, 2017.

(2)	Amounts represent the value of the acceleration of any unvested equity awards, assuming the acceleration occurred on December 31, 2017 and based on the closing price of our common stock on the NYSE as of December 29, 2017 ($79.86), the last trading day of the fiscal year. Provisions for unvested awards are discussed in further detail under “Treatment of Long-Term Incentive Awards Upon Termination, Change in Control or Retirement.”

•	Performance shares granted in 2017: If the NEO’s employment terminates as a result of death or disability, a prorated portion of the performance shares will immediately vest at target levels, with such proration based on the number of days in the performance period that have elapsed. Upon a double trigger following a change in control, the performance shares will immediately vest based on actual performance through the most recently completed fiscal quarter or at a level as determined by the Committee in its good faith discretion. The amounts reported in the table above for double trigger vesting are based on the Company’s performance as of December 31, 2017.

•	Converted performance shares granted in 2016 (scheduled to vest on December 31, 2018): If the NEO’s employment terminates as a result of death or disability, a prorated portion of the converted performance shares will immediately vest, with such proration based on the number of days in the vesting period that have elapsed. Upon a change in control, the converted performance shares will immediately vest.

•	RSUs: Upon a double trigger following a change in control or due to the executive’s death or disability, all unvested RSUs will immediately vest. However, for Mr. Witter’s RSU sign-on award that vests over two years, the units will immediately vest if the Company terminates employment without cause during that time (as described in footnote 7 below).

•	Stock options: Upon a double trigger following a change in control or due to the executive’s death or disability, all unvested options will immediately vest and become exercisable. In the table above, amounts reported reflect the “spread,” or difference between the exercise price and closing price as of the last trading day of 2017.

Amounts in the table above do not include accrued dividends on eligible outstanding equity awards. Accrued dividends as of December 31, 2017 were approximately: $268,965 for Mr. Nassetta; $102,499 for Mr. Jacobs; $47,190 for Mr. Witter; $65,441 for Mr. Schuyler; and $65,441 for Ms. Campbell.

(3)	Under the Severance Plan, upon a qualifying termination, each NEO is entitled to continued healthcare coverage in an amount equal to the excess of the cost of the coverage over the amount that the executive would have had to pay if the executive remained employed for 12 months following the date of termination. In addition, upon a qualifying termination, an NEO who received life insurance coverage prior to the qualifying termination is entitled to receive a cash payment equal to the premiums required to continue such coverage for 12 months following the termination. Amounts reported assume 2017 rates.

(4)	Under the Severance Plan, upon a qualifying termination, each NEO is entitled to outplacement services for a period of 12 months following the date of termination. Amounts in the table above assume that the cost to the Company for these outplacement services would be $17,000 for each NEO.

(5)	Amounts shown represent accrued but unused vacation days.

(6)	In the event of death of an NEO, in addition to amounts reported in the table above, each NEO will receive benefits from third-party payors under our employer-paid premium life insurance plans. All of our executives are eligible for one times their regular annual eligible wages at death. In addition, the Company has provided Mr. Nassetta with additional executive life insurance with a $10,500,000 death benefit. Therefore, if such benefits were triggered for the NEOs on December 31, 2017 under our life insurance plans the legally designated beneficiary(ies) of each NEO would have received the following amounts: Mr. Nassetta ($13,000,000); Mr. Jacobs ($1,570,000); Mr. Witter ($800,000); Mr. Schuyler ($1,335,000); and Ms. Campbell ($1,341,000).

(7)	For Mr. Witter’s RSU sign-on award that vests over two years (described under “New Hire Sign-On Awards”), if the Company terminates employment without cause prior to May 24, 2019, any unvested RSUs will immediately vest. The unvested value of this award as of the last trading day of 2017 is shown in the “Outstanding Equity Awards at 2017 Fiscal Year-End” table.

Hilton	PROXY STATEMENT	41

PAY RATIO

For 2017, we estimate that the ratio of the annual total compensation of our CEO ($18,790,698) to the annual total compensation of our median employee ($33,168) was 567:1. This ratio would have been 325:1 if not for the one-time grant made to the CEO in 2017. The one-time grant was awarded in recognition of successfully completing the spin-offs and transforming Hilton into a new fee-based, capital-efficient business model.

In order to identify the median employee, we used the methodology described below:

•	As of October 1, 2017, we collected data for all employees globally and used base pay as our consistently applied compensation measure. For hourly workers, we calculated annual base pay based on a reasonable estimate of hours worked during 2017, and used salary levels for salaried employees. We annualized pay for permanent employees who commenced work during 2017.

•	Consistent with SEC guidance, we used reasonable estimates to determine the base pay for a small portion of our employee population. We identified employees within a narrow range of the estimated median and then employed statistical sampling to select the median employee from within that range.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules and the methodology described above. The SEC allows companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

42	PROXY STATEMENT	Hilton

COMPENSATION COMMITTEE

INTERLOCKS AND INSIDER PARTICIPATION

During the 2017 fiscal year, the members of the Compensation Committee were Ms. Healey, Ms. McHale, Mr. Schreiber and Jon M. Huntsman, Jr., none of whom was, during the fiscal year, an officer or employee of the Company and none of whom was formerly an officer of the Company. During 2017, none of our executive officers served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served on our Compensation Committee or our Board.

Hilton	PROXY STATEMENT	43

OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of shares of our common stock as of March 15, 2018 by (1) each person known to us to beneficially own more than 5% of our outstanding common stock, (2) each of our directors and named executive officers and (3) all of our directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC.

Name	Amount and Nature of Beneficial Ownership	Percentage of Common Stock Outstanding
Principal Stockholder
HNA Tourism Group Co., Ltd.(1)	82,500,000	26.0
Wellington Management Group LLP(2)	19,474,798	6.1
Blackstone(3)	17,264,503	5.4
Directors and Named Executive Officers
Christopher J. Nassetta(4)(5)	3,213,281	1.0
Jonathan D. Gray(6)	215,276	*
Charlene T. Begley(7)	2,299	*
Melanie L. Healey(7)	1,551	*
Raymond E. Mabus, Jr.(7)	1,353	*
Judith A. McHale(7)	9,871	*
John G. Schreiber(7)	6,381	*
Elizabeth A. Smith(7)	9,871	*
Douglas M. Steenland(7)	13,204	*
Zhang Ling(8)	—	*
Kristin A. Campbell(5)	275,336	*
Kevin J. Jacobs(5)	353,256	*
Matthew W. Schuyler(5)	330,600	*
Jonathan W. Witter(5)	52,373	*
Directors and Executive Officers as a group (16 persons)(9)	5,294,950	1.7

*	Represents less than 1%.

(1)	As reported in a Schedule 13D/A filed on December 29, 2017, HNA Group Co., Ltd., HNA Tourism Group Co., Ltd., HNA Tourism (HK) Group Co., Ltd., HNA HLT Holdco III Limited, HNA HLT Holdco II LLC and HNA HLT Holdco I LLC have shared voting power and shared dispositive power over 82,500,000 shares of our common stock. The address of each entity is HNA Building, No. 7 Guoxing Road, Haikou, 570203, People’s Republic of China.

(2)	As reported in a Schedule 13G filed on February 8, 2018, Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP have shared voting power over 11,282,208 shares of our common stock and shared dispositive power over 19,474,798 shares of our common stock. Wellington Management Company LLP has shared voting power over 10,213,608 shares of our common stock and shared dispositive power over 17,504,029 shares of our common stock. The address of each entity is c/o Wellington Management Company LLP, 280 Congress Street, Boston, Massachusetts 02210.

(3)	As reported in a Schedule 13G/A filed on February 14, 2018, reflects 15,177,198 shares of common stock directly held by HLT Holdco III LLC, 1,499,970 shares of common stock directly held by HLT BREP VI.TE.2 Holdco LLC, 52,837 shares of common stock directly held by HLT BREH VI Holdco LLC, 8,904 shares of common stock directly held by HLT BREH Intl II Holdco LLC, 522,485 shares of common stock directly held by HLT A23 Holdco LLC, 3,109 shares of common stock directly held by HLT A23 BREH VI Holdco LLC and 126,991 shares of common stock directly held by Blackstone Holdings III L.P. (together, the “Blackstone Entities”). The sole member of HLT Holdco III LLC is HLT Holdco II LLC. The sole member of HLT Holdco II LLC is HLT Holdco LLC.

The sole member of HLT Holdco LLC, HLT BREH VI Holdco LLC and HLT A23 Holdco LLC is BH Hotels Holdco LLC (“BH Hotels”). The managing members of BH Hotels are Blackstone Real Estate Partners VI L.P. and Blackstone Capital Partners V L.P. The general partner of Blackstone Capital Partners V L.P. is Blackstone Management Associates V L.L.C. The sole member of Blackstone Management Associates V L.L.C. is BMA V L.L.C. The general partner of Blackstone Real Estate Partners VI L.P. is Blackstone Real Estate Associates VI L.P. The general partner of Blackstone Real Estate Associates VI L.P. is BREA VI L.L.C. The managing member of each of BREA VI L.L.C. and BMA V L.L.C. is Blackstone Holdings III L.P.

The sole member of HLT BREH Intl II Holdco LLC is HLT BREH Intl II Holdings Holdco LLC. The controlling member of HLT BREH Intl II Holdings Holdco LLC is Blackstone Real Estate Holdings International II-Q L.P. The general partner of Blackstone Real Estate Holdings International II-Q L.P. is BREP International II-Q GP L.P. The general partner of BREP International II-Q GP L.P. is BREP International II-Q GP L.L.C. The sole member of BREP International II-Q GP L.L.C. is Blackstone Holdings III L.P.

The sole member of HLT BREP VI.TE.2 Holdco LLC is HLT BREP VI.TE.2 Holdings Holdco LLC. The sole member of HLT BREP VI.TE.2 Holdings Holdco LLC is Blackstone Real Estate Partners VI.TE.2 L.P. The general partner of Blackstone Real Estate Partners VI.TE.2 L.P. is Blackstone Real Estate Associates VI L.P. The general partner of Blackstone Real Estate Associates VI L.P. is BREA VI L.L.C. The managing member of BREA VI L.L.C. is Blackstone Holdings III L.P.

The sole member of HLT A23 BREH VI Holdco LLC is HLT BREH VI-A Holdings Holdco LLC. The sole member of HLT BREH VI-A Holdings Holdco LLC is Blackstone Real Estate Holdings VI L.P. The general partner of Blackstone Real Estate Holdings VI L.P. is BREP VI Side-by-Side GP L.L.C. The sole member of BREP VI Side-by-Side GP L.L.C. is Blackstone Holdings III L.P.

The general partner of Blackstone Holdings III L.P. is Blackstone Holdings III GP L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is The Blackstone Group L.P. The general partner of The Blackstone Group L.P. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly-owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. Each of such Blackstone entities (other than each of the Blackstone Entities to the extent they directly hold securities reported herein) and Mr. Schwarzman may be deemed to beneficially own the shares beneficially owned by the Blackstone Entities directly or indirectly controlled by it or him, but each disclaims beneficial ownership of such shares. Also reflects 138,598 shares of common stock directly owned by Mr. Schwarzman and 14,704 shares of common stock directly held by a foundation over which Mr. Schwarzman may be deemed to have investment and voting power. The address of each of Mr. Schwarzman and each of the entities listed in this footnote is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.

44	PROXY STATEMENT	Hilton

As of March 15, 2018, Blackstone entities have pledged, hypothecated or granted security interests in substantially all of the shares of our common stock held by them pursuant to a margin loan agreement with customary default provisions. In the event of a default under the margin loan agreement, the secured parties may foreclose upon any and all shares of common stock pledged to them and may seek recourse against the borrower.

(4)	Includes 677,933 shares of common stock held by Harwood Road LLC, a limited liability company. A revocable living trust, of which Mr. Nassetta is the trustee and a beneficiary, serves as the managing member of Harwood Road LLC. 99% of the economic interests in the limited liability company are held by a family trust for the benefit of Mr. Nassetta’s children and the remaining 1% is held by the aforementioned living trust.

(5)	Includes shares underlying vested options as follows: Mr. Nassetta: 263,629; Mr. Jacobs: 84,439; Ms. Campbell: 64,410; Mr. Schuyler: 64,410; and Mr. Witter: 12,665. Also includes unvested shares of performance-vesting restricted stock, a portion of which may be forfeited at the end of the performance period based on the achievement of the applicable performance criteria, as follows: Mr. Nassetta: 118,492; Mr. Jacobs: 41,364; Ms. Campbell: 28,250; Mr. Schuyler: 28,250; and Mr. Witter: 36,652.

(6)	Mr. Gray is an employee of Blackstone, but disclaims beneficial ownership of the shares beneficially owned by Blackstone.

(7)	Includes fully vested DSUs and dividend equivalents that settle on earlier of a termination for any reason or a change in control as follows: Ms. Begley: 2,299; Ms. Healey: 1,551; Mr. Mabus: 1,353; Ms. McHale: 7,705; Mr. Schreiber: 6,381; Ms. Smith: 7,705; and Mr. Steenland: 7,705.

(8)	Mr. Zhang is an employee of HNA, but disclaims beneficial ownership of the shares beneficially owned by HNA.

(9)	Includes 589,664 shares underlying vested options held by our executive officers; 34,698 fully vested DSUs and dividend equivalents held by our directors; and 301,850 unvested shares of performance-vesting restricted stock held by our executive officers, a portion of which may be forfeited at the end of the performance period based on the achievement of the applicable performance criteria.

SECTION 16(a)

BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires executive officers and directors, a company’s chief accounting officer and persons who beneficially own more than 10% of a company’s common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and the NYSE. Executive officers, directors, the chief accounting officer and beneficial owners with more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of such reports and written representations, we believe that our executive officers, directors, HNA and Blackstone complied with all Section 16(a) filing requirements during 2017.

TRANSACTIONS WITH RELATED PERSONS

Our Board of Directors recognizes that transactions with related persons present a heightened risk of conflicts of interests and/or improper valuation (or the perception thereof). Our Board has adopted a written policy on transactions with related persons that is in conformity with the requirements for issuers having publicly-held common stock listed on the NYSE. Our related person transaction policy requires that a “related person” (as defined as in Item 404(a) of Regulation S-K, which includes security holders who beneficially own more than 5% of our common stock, including Blackstone and HNA) must promptly disclose to our General Counsel any “related person transaction” (defined as any transaction that is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The General Counsel will then promptly communicate that information to our Board or a duly authorized committee of the Board (currently the Audit Committee). No related person transaction will be executed without the approval or ratification of our Board or a duly authorized committee of the Board. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest. Each of the transactions described below was approved in accordance with our policy on transactions with related persons.

HNA

Stockholders Agreement. We have a stockholders agreement with HNA that will terminate when HNA and its affiliates, in the aggregate, hold less than 5% of our common stock.

•	Directors. For so long as HNA has at least 15% of our outstanding common stock, it will have the right to designate two directors of the Company, only one of which may be affiliated with HNA (but not its hospitality business) and the other of which must meet the independence standards of the NYSE with respect to the Company and not have been, for two years, an employee, director or officer of, or consultant to, HNA or any of its affiliates. Each of HNA’s director designees must be reasonably satisfactory to our Nominating and Corporate Governance Committee in accordance with our standard candidate review process. In addition, so long as HNA owns at least 20% of our outstanding common stock, HNA will have the right to designate an additional independent director to fill each third additional director seat above 10 directors of the Company; for example, if we were to increase our Board size in the future to 13, HNA would have the right to designate an independent director as the 13th member of the Board. HNA’s right to designate directors declines to one director when HNA’s ownership falls below 15% of our common stock and terminates when HNA’s ownership falls below 5% of our common stock, subject to certain exceptions. Each independent designee is entitled to serve on at least one standing committee of the Board, as determined by our Nominating and Corporate Governance Committee.

•

Voting Requirements. HNA must vote all of its shares in excess of 15% of the total outstanding shares of the Company in the same proportion as the shares owned by other stockholders are voted on all matters, except as follows: (1) in uncontested elections of directors, HNA is required to vote all of its shares either in favor of the Board’s nominees or all of its shares in the same proportion as the shares owned by other stockholders are voted; (2) in contested elections of directors, HNA is required

Hilton	PROXY STATEMENT	45

to vote all of its shares in the same proportion as the shares owned by other stockholders are voted; (3) until March 15, 2019, in third party acquisitions of the Company where the consideration is less than or equal to the price per share paid by HNA to Blackstone, HNA may vote all of its shares as it chooses; (4) for any acquisition of the Company other than an acquisition described in (3) above or an acquisition by HNA, HNA will vote all of its shares in excess of 15% of the total outstanding shares of the Company in proportion to the manner in which non-HNA holders vote their shares; and (5) in the case of any charter or by-law amendment that adversely affects HNA disproportionally as compared to other stockholders, an issuance of more than 20% of the Company’s outstanding shares (other than for an acquisition) at a below-market price, or an acquisition of the Company by HNA, HNA may vote all of its shares as it chooses. In a third party tender offer, HNA will be required to tender its shares in excess of 15% of the total outstanding shares of the Company in the same proportion as shares held by non-HNA holders are tendered.

•	Transfer Restrictions and Right of First Refusal. Until March 15, 2019, HNA may not transfer any shares of the Company unless: such transfer is approved in advance by a majority of the disinterested members of the Board; such transfer is to an HNA affiliate, provided that such HNA affiliate agrees to be bound by the terms of the HNA stockholders agreement; such transfer is in connection with an acquisition approved by the Board; such transfer constitutes a tender into a tender or exchange offer commenced by the Company or any of its affiliates; or such transfer is in connection with a bona fide pledge of capital stock to a financial institution in connection with a bona fide loan or enforcement thereunder. After March 15, 2019, other than in an underwritten public offering, block trade or permitted transfer described above, HNA will not be permitted to transfer more than 4.9% of our total outstanding shares to any person or group, or any shares to certain competitors of the Company or, to the knowledge of HNA or its broker, a person or group who is a 5% stockholder or who would thereby become a 5% stockholder; in an underwritten public offering or a block trade, other than a permitted transfer described above, HNA will instruct the underwriter or broker not to transfer more than 4.9% of our total outstanding shares to any person or group or any shares to a 5% stockholder (unless the identity of the purchaser is not known to the underwriter or broker); and in a block trade, other than a permitted transfer described above, HNA will instruct its broker not to transfer shares to certain competitors of the Company (unless the identity of the purchaser is not known to HNA or its broker). In addition, if we propose to issue new equity securities in an offering that is not an underwritten public offering or an offering pursuant to Rule 144A, HNA will have a right of first refusal over its pro-rata portion of such issuance, measured based on HNA’s ownership percentage (which shall be capped at 25% for purposes of the right of first refusal) in the Company at such time.

•	Standstill. HNA and its affiliates may not: acquire, offer or agree to acquire, any beneficial interest in the Company; make any public announcement or public offer with respect to any merger, business combination or other similar transaction involving the Company (except when the Board recommends or approves such transaction); make or in any way participate in any “solicitation” of “proxies” to vote or seek to influence voting of securities in a manner inconsistent with the Board’s recommendation; seek election or removal of any director other than HNA designees or otherwise act, alone or in concert with others, to control or influence the Company; call a meeting of stockholders; participate in a “group” regarding equity securities of the Company; act, alone or in concert with others, to seek to control or influence the management or policies of the Company; knowingly assist or encourage, or enter into any discussions or agreements with any third party, in connection with any of the foregoing; publicly disclose any intention, plan or arrangement inconsistent with the foregoing; provide any financing for a purchase of equity securities or assets of the Company, subject to certain exceptions; or take any actions that HNA knows or would reasonably be expected to know would require the Company to make a public announcement regarding the possibility of an acquisition. HNA is not prohibited from: (1) transferring shares of the Company to HNA affiliates; (2) purchasing shares of the Company pursuant to its right of first refusal over its pro-rata portion of newly issued equity securities of the Company; (3) making a non-public, confidential acquisition proposal to the Board; or (4) after a public announcement of a definitive agreement for the acquisition of the Company by a third party, making a publicly announced alternative acquisition proposal for all of the outstanding shares of the Company, which, if a tender or exchange offer, must be on the same terms for all such shares and include a non-waivable condition that a majority of the shares held by non-HNA holders are tendered into such offer. To the extent HNA’s ownership percentage falls below 25% of the total outstanding shares of the Company (or a lower percentage that results from sales of shares by HNA) as a result of issuances by the Company, HNA may purchase Company shares in the open market so as to maintain its ownership percentage at 25% (or such lower percentage that results from sales of shares by HNA).

•	Corporate Opportunity; DGCL Section 203. The Delaware General Corporate Law (“DGCL”) permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Under the HNA stockholders agreement, the Company agreed to renounce any interest or expectancy, or right to be offered an opportunity to participate in, any business opportunity or corporate opportunity presented to HNA or its affiliates. We also exempted HNA from the restrictions of Section 203 of the DGCL (“Section 203”). Although the Company has previously opted out of Section 203, our amended and restated certificate of incorporation and by-laws provide that when Blackstone ceases to own at least 5% of the Company’s outstanding common stock, the Company will automatically become subject to Section 203.

Registration Rights. We also have a registration rights agreement with HNA providing that, beginning March 15, 2019, HNA will have customary “demand” and “piggyback” registration rights. The registration rights agreement also will require the Company to pay certain expenses relating to such registrations and indemnify the registration rights holder against certain liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

Management, Franchise, Products and Services. We currently manage or franchise, and may manage or franchise in the future, hotels that are directly or indirectly owned by affiliates of HNA on terms that are consistent with our standard forms of agreement.

46	PROXY STATEMENT	Hilton

We recognized management and franchise fee revenue of $0.7 million for the year ended December 31, 2017 related to these hotels. We recognized reimbursements and reimbursable costs for these hotels, primarily related to payroll and marketing expenses, of $0.2 million for the year ended December 31, 2017. As of December 31, 2017, we had accounts receivable due from these hotels related to these management and franchise fees and reimbursements of $0.1 million. We also have entered into ordinary course transactions with affiliates of HNA for the purchase of goods and services. In December 2017, we entered into three management agreements with HNA for a Hilton-branded hotel, a Waldorf Astoria-branded hotel and an Embassy by Hilton hotel in Haikou China.

BLACKSTONE

Stockholders Agreement. In connection with our 2013 initial public offering (the “IPO”), we entered into a stockholders agreement with Blackstone. This agreement requires us to nominate a number of individuals designated by Blackstone for election as our directors at any meeting of our stockholders, each a “Blackstone Director.” As amended, the agreement provides that: Blackstone may designate a number of directors equal to: (1) if Blackstone beneficially owns at least 50% of the Company’s outstanding common stock, 50% of the total number of directors comprising the Board, rounded down to the nearest whole number; (2) if Blackstone beneficially owns at least 40% (but less than 50%) of the Company’s outstanding common stock, 40% of the total number of directors comprising the Board, rounded down to the nearest whole number; (3) if Blackstone beneficially owns at least 30% (but less than 40%) of the Company’s outstanding common stock, 30% of the total number of directors comprising the Board, rounded down to the nearest whole number; (4) if Blackstone beneficially owns at least 20% (but less than 30%) of the Company’s outstanding common stock, (x) 20% of the total number of directors comprising the Board, rounded down to the nearest whole number, if the total number of directors is 10 or more or (y) the lowest whole number that is greater than 20% of the total number of directors comprising the Board if the total number of directors is less than 10; and (5) if Blackstone beneficially owns at least 5% (but less than 20%) of the total shares of the Company’s common stock entitled to vote generally in the election of directors as of the record date for such meeting, the lowest whole number that is greater than 10% of the total number of directors comprising the Board. For so long as the stockholders agreement remains in effect, Blackstone Directors may be removed only with the consent of Blackstone. In the case of a vacancy on our Board created by the removal or resignation of a Blackstone Director, the stockholders’ agreement requires us to nominate an individual designated by Blackstone for election to fill the vacancy.

The above-described provisions of the stockholders agreement will remain in effect until Blackstone is no longer entitled to nominate a Blackstone Director pursuant to the stockholders agreement, unless Blackstone requests that they terminate at an earlier date.

Registration Rights Agreement. We are party to a registration rights agreement that provides Blackstone customary “demand” and “piggyback” registration rights. The registration rights agreement also provides that we will pay certain expenses relating to such registrations and indemnify the registration rights holders against certain liabilities that may arise under the Securities Act.

Management, Franchise, Products and Services. We currently manage or franchise, and may manage or franchise in the future, hotels that are directly or indirectly owned by affiliates of Blackstone on terms that are consistent with our standard forms of agreement. We recognized management and franchise fee revenue of $33.0 million for the year ended December 31, 2017 related to these hotels. We recognized reimbursements and reimbursable costs for these hotels, primarily related to payroll and marketing expenses, of $162.4 million for the year ended December 31, 2017. As of December 31, 2017, we had accounts receivable due from these hotels related to these management and franchise fees and reimbursements of $25.4 million.

From time to time, we have purchased products and services from entities affiliated with or owned by Blackstone. In certain negotiated instances, these arrangements may permit our hotels, as well as hotels controlled by affiliates of Blackstone, to elect whether or not to contract with such third-party providers on the terms we negotiated..

In 2017, we entered into a management agreement with a Blackstone company for a Hilton hotel in Rio de Janeiro, Brazil, a management agreement extension with a Blackstone company for an Embassy Suites hotel in San Juan, Puerto Rico, a management agreement with a Blackstone company for a Curio hotel in Coronado, California, and a management agreement with a Blackstone-affiliated entity for a Hilton hotel and Hilton Garden Inn hotel in Bangalore, India.

Share Repurchases. In June 2017, we repurchased 1,500,000 shares of our common stock directly from Blackstone at a price per share of $65.82, which was equal to the price paid by the underwriters to Blackstone in a concurrent public offering of shares of our common stock held by Blackstone. In October 2017, we repurchased 986,175 shares of our common stock directly from Blackstone at a price per share of $69.105, which was equal to the price paid by the underwriters to Blackstone in a concurrent public offering of shares of our common stock held by Blackstone.

2017 SPIN-OFF AGREEMENTS

In connection with our January 2017 spin-offs of Park Hotels & Resorts Inc. and Hilton Grand Vacations Inc., we entered into several agreements with Park and HGV that govern our ongoing relationship. As of March 2018, we no longer consider Park or HGV to be a related person of Hilton following the respective dispositions by HNA of its entire interest in each of Park and HGV.

Our Distribution Agreement with Park and HGV governs certain transfers of assets and assumptions of liabilities by each of Hilton, Park and HGV and the settlement or extinguishment of certain liabilities and other obligations among the three companies. In

Hilton	PROXY STATEMENT	47

particular, substantially all of the assets and liabilities associated with the separated real estate business were retained by or transferred to Park or its subsidiaries; substantially all of the assets and liabilities associated with the timeshare business were retained by or transferred to HGV or its subsidiaries; and all other assets and liabilities were retained by or transferred to Hilton or its subsidiaries. Park, HGV and Hilton also agreed that losses related to certain contingent liabilities that generally are not specifically attributable to any of the three companies will be apportioned as follows: 65%, 26%, and 9% for each of Hilton, Park and HGV, respectively.

Our Employee Matters Agreement with Park and HGV governs the respective rights, responsibilities and obligations of Hilton, Park and HGV after the spin-offs with respect to transferred employees, defined benefit pension plans, defined contribution plans, non-qualified retirement plans, employee health and welfare benefit plans, incentive plans, equity-based awards, collective bargaining agreements and other employment, compensation and benefits-related matters. The Employee Matters Agreement provides for, among other things, the allocation and treatment of assets and liabilities arising out of incentive plans, retirement plans and employee health and welfare benefit plans in which Park and HGV employees participated prior to the spin-offs, and continued participation by Park and HGV employees in certain of Hilton’s compensation and benefit plans for a specified period of time following the spin-offs. Generally, other than with respect to certain specified compensation and benefit plans and liabilities, each of Park and HGV assumed or retained sponsorship of, and the liabilities relating to, compensation and benefit plans and employee-related liabilities relating to its current and former employees. The Employee Matters Agreement also provides that outstanding Hilton equity-based awards were equitably adjusted or converted into Park or HGV awards, as applicable.

Our Tax Matters Agreement with Park and HGV governs the respective rights, responsibilities and obligations of Hilton, Park and HGV with respect to tax liabilities and benefits, tax attributes, tax contests and other tax sharing regarding U.S. federal, state, local and foreign income taxes, other tax matters and related tax returns. Under the Tax Matters Agreement, which is not binding on the IRS, each of Park and HGV will continue to have several liability with Hilton to the IRS for the consolidated U.S. federal income taxes of the Hilton consolidated group relating to the taxable periods in which Park and HGV were part of that group. The agreement also specifies the portion, if any, of this tax liability for which Park and HGV will bear responsibility and provides for certain indemnification provisions with respect to amounts for which they are not responsible. In addition, under the agreement, each party is expected to be responsible for any taxes imposed on Hilton that arise from the failure of the spin-offs and certain related transactions to qualify as a tax-free transaction for U.S. federal income tax purposes, to the extent that the failure to qualify is attributable to actions taken by such party (or with respect to such party’s stock). The parties will share responsibility in accordance with sharing percentages under the Distribution Agreement for any such taxes imposed on Hilton that are not attributable to actions taken by a particular party.

The Tax Matters Agreement also provides for certain covenants that may restrict Hilton’s ability to issue equity and pursue strategic or other transactions that otherwise could maximize the value of Hilton’s business, including, for two years after the spin-offs: (1) engaging in any transaction involving the acquisition of shares of Hilton stock or certain issuances of shares of Hilton stock; (2) merging or consolidating with any other person or dissolving or liquidating in whole or in part; (3) selling or otherwise disposing of, or allowing the sale or other disposition of, more than 35% of Hilton’s consolidated gross or net assets; or (4) repurchasing Hilton shares, except in certain circumstances.

These restrictions are generally inapplicable in the event that the IRS has granted a favorable ruling to Hilton, Park or HGV or in the event that Hilton, Park or HGV has received an opinion from a tax advisor that it can take such actions without adversely affecting the tax-free status of the spin-offs and related transactions.

Our Tax Stockholders Agreement with HGV and Blackstone is intended to preserve the tax-free status of the spin-offs. The agreement provides for certain covenants that may limit issuances or repurchases of Hilton or HGV stock in excess of specified percentages, dispositions of Hilton or HGV common stock by Blackstone, and transfers of interests in certain Blackstone entities that directly or indirectly own Hilton, Park or HGV common stock. Additionally, the agreement may limit issuances or repurchases of stock by Hilton in excess of specified percentages.

We entered into a Transition Services Agreement with Park and HGV under which we will provide Park and HGV with certain services for a limited time to help ensure an orderly transition following the spin-offs. The services that we agreed to provide may include certain finance, information technology, human resources and compensation, facilities, legal and compliance and other services. Park and HGV will pay us for any such services at agreed amounts. In addition, for a specified term, Park or HGV and Hilton may mutually agree on additional services that were provided by Hilton prior to the spin-offs at pricing based on market rates reasonably agreed to by the parties.

In 2017, we agreed to allow certain Park Hotels & Resorts properties that were non-strategic to Hilton to convert from managed to franchised in advance of a previously agreed upon schedule and one non-strategic hotel to exit the Hilton system upon sale.

HGV License Agreement. We entered into a license agreement with HGV granting HGV the right to use the trademarks “Hilton Grand Vacations,” “HGV” and “Hilton Club” (collectively, the “Hilton Marks”) in connection with the current and future operation of a Hilton-branded vacation ownership business (the “Licensed Business”). HGV also received a license to or right to use certain other Hilton-owned intellectual property, including promotional content and access to Hilton’s reservation system and property management software (collectively with the Hilton Marks, the “Hilton IP”). HGV also has the right to use Hilton’s loyalty program data and other customer information (“Hilton Data”) to promote the Licensed Business and for other internal business purposes, but

48	PROXY STATEMENT	Hilton

may not disclose or sell such information to third parties without Hilton’s consent. We agreed not to compete or use the Hilton IP or Hilton Data in the vacation ownership business (or license others to do so) for the first 30 years of the term of the license agreement, and HGV may extend this exclusivity for additional 10-year terms if it achieves certain revenue targets or makes a payment to cover any revenue shortfall. The initial term of the license agreement will expire on December 31, 2116. HGV will pay a royalty fee of 5% of gross revenues to Hilton quarterly in arrears, as well as specified additional fees. Gross revenues include HGV’s gross sales for the initial sale or re-sale of interests in the Licensed Business (subject to certain HGV Club exceptions), property operations revenue, transient rental revenue and other certain revenues earned. HGV also is required to pay Hilton an annual transition fee of $5.0 million for each of the first five years of the term and certain other fees and reimbursements. The license agreement contains customary requirements with respect to HGV’s record-keeping and Hilton’s audit rights.

During the term of the license agreement, HGV is eligible to participate in Hilton’s loyalty program, currently known as the Hilton Honors program. HGV can purchase Hilton loyalty program points at cost for the first 20 years of the term, and thereafter at the market rate (with a most favored nation provision, pursuant to which such market rate is no higher than the price paid by strategic partners that purchase a comparable volume of points annually on comparable business terms). All members of Hilton’s loyalty program have the right to redeem loyalty program points at HGV properties in the Licensed Business, consistent with the tiers and rules of Hilton’s current loyalty program. HGV can convert points associated with its own point-based reservations and exchange system into Hilton loyalty program points through an exchange program at a conversion rate to be determined by HGV. HGV may not participate in a loyalty program of a Hilton competitor in connection with the Licensed Business.

Unless HGV obtains Hilton’s prior written consent, HGV may not: merge with or acquire a Hilton competitor or a vacation ownership business that has entered into an operating agreement with a Hilton competitor; merge with or acquire a vacation ownership business together with a lodging business; or be acquired or combined with any entity other than an affiliate. HGV may acquire control of a business that is not a vacation ownership business or a lodging business without Hilton’s consent, but will be required to operate such business as a separate operation that does not use the Hilton IP or Hilton Data unless Hilton consents to such use. Without Hilton’s prior consent, HGV may not assign its rights under the license agreement, except to one of its affiliates as part of an internal reorganization for tax or administrative purposes.

INDEMNIFICATION AGREEMENTS

We have entered into indemnification agreements with our directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted by Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Hilton	PROXY STATEMENT	49

QUESTIONS AND ANSWERS

Why am I being provided with these materials?

We have made our proxy materials available to you on the Internet or, upon your request, delivered printed versions of these proxy materials to you by mail in connection with the solicitation by the Board of Directors of Hilton Worldwide Holdings Inc. of proxies to be voted at our Annual Meeting, and at any postponements or adjournments of the Annual Meeting. Directors, officers and other Company employees also may solicit proxies by telephone or otherwise. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. You are invited to attend the Annual Meeting and vote your shares in person.

What am I voting on?

There are three proposals scheduled to be voted on at the Annual Meeting:

•	Proposal No. 1: Election of the director nominees listed in this Proxy Statement.

•	Proposal No. 2: Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018.

•	Proposal No. 3: Approval, in a non-binding advisory vote, of the compensation paid to the named executive officers.

Who is entitled to vote?

Stockholders as of the close of business on March 15, 2018 (the “Record Date”) may vote at the Annual Meeting. As of that date, there were 316,877,003 shares of common stock outstanding. You have one vote for each share of common stock held by you as of the Record Date, including shares:

•	Held directly in your name as “stockholder of record” (also referred to as “registered stockholder”); and

•	Held for you in an account with a broker, bank or other nominee (shares held in “street name”) — Street name holders generally cannot vote their shares directly and instead must instruct the brokerage firm, bank or nominee how to vote their shares.

What constitutes a quorum?

The holders of record of a majority of the voting power of the issued and outstanding shares of capital stock entitled to vote at the Annual Meeting must be present in person or represented by proxy to constitute a quorum for the Annual Meeting. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Shares represented by “broker non-votes” also are counted as present and entitled to vote for purposes of determining a quorum. However, as described below under “How are votes counted?” if you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote (a “broker non-vote”).

What is a “broker non-vote”?

A broker non-vote occurs when shares held by a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder who beneficially owns the shares and (2) the broker lacks the authority to vote the shares at their discretion. Under current NYSE interpretations that govern broker non-votes, Proposal Nos. 1 and 3 are considered non-discretionary matters, and a broker will lack the authority to vote uninstructed shares at their discretion on such proposals. Proposal No. 2 is considered a discretionary matter, and a broker will be permitted to exercise its discretion to vote uninstructed shares on the proposal.

How many votes are required to approve each proposal?

For all proposals being considered at the Annual Meeting, approval of the proposal requires the affirmative vote of a majority of the votes cast. While the vote on executive compensation (Proposal No. 3) is advisory in nature and non-binding, the Board will review the voting results and expects to take them into consideration when making future decisions regarding executive compensation. There is no cumulative voting in director elections.

Our Corporate Governance Guidelines set forth our procedures if a director nominee, other than a person nominated or designated pursuant to the stockholders’ agreement between the Company and Blackstone or between the Company and HNA, is nominated in an uncontested election but receives a majority of “against” votes. In an uncontested election, any nominee for director who receives a greater number of votes “against” from his or her election than votes “for” such election is required to tender his or her resignation following certification of the stockholder vote. The Nominating and Corporate Governance Committee is required to consider all relevant factors and make recommendations to the Board with respect to any such letter of resignation. The Board is required to take action with respect to this recommendation within 90 days after certification of the election results.

As of March 15, 2018, HNA beneficially owned and had the right to vote 26.0% of the outstanding shares of our common stock (representing approximately 26.0% of the voting power). Under the Company’s stockholders agreement with HNA, HNA is

50	PROXY STATEMENT	Hilton

obligated to either vote all such shares in favor of the director nominees listed herein or vote all such shares in the same proportion as the shares owned by the other stockholders are voted. With respect to the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018 and the approval of the compensation paid to the named executive officers, the stockholders agreement requires HNA to vote its holdings in excess of 15% of the outstanding shares in the same proportion as the shares owned by other stockholders are voted, and permits HNA to vote its holdings of 15% of the outstanding shares at its sole discretion.

As of March 15, 2018, Blackstone beneficially owned and had the right to vote 5.4% of the outstanding shares of our common stock (representing approximately 5.4% of the voting power) and have advised us that they intend to vote all such shares in favor of the director nominees listed herein, for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018 and for the approval of the compensation paid to our named executive officers.

How are votes counted?

The table below summarizes the proposals that will be voted on, the vote required to approve each item and how votes are counted:

	Vote Required	Voting Options(1)	Broker Discretionary Voting Allowed	Impact of Abstain Vote(2)
Proposal 1: Election of the director nominees listed in this Proxy Statement	Majority of votes cast: Votes “FOR” must exceed votes “AGAINST”(3)	“FOR” “AGAINST” “ABSTAIN”	No(4)	None
Proposal: Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018	Majority of votes cast: Votes “FOR” must exceed votes “AGAINST”	“FOR” “AGAINST” “ABSTAIN”	Yes(5)	None
Proposal 3: Non-binding vote to approve executive compensation	Majority of votes cast: Votes “FOR” must exceed votes “AGAINST”	“FOR” “AGAINST” “ABSTAIN”	No(4)	None

(1)	If you just sign and submit your proxy card without voting instructions, your shares will be voted “FOR” each director nominee listed herein and on the other proposals as recommended by the Board and in accordance with the discretion of the holders of the proxy with respect to any other matters that may be voted upon.

(2)	Abstentions are not considered votes cast and will, therefore, not affect the outcome of these proposals.

(3)	In an uncontested election of directors at which a quorum is present, any nominee who receives a greater number of votes cast “FOR” his or her election than votes cast “AGAINST” his or her election will be elected to the Board of Directors. An incumbent nominee who does not receive a majority of votes cast is expected to tender his or her resignation. The Nominating and Corporate Governance Committee would then consider and recommend to the Board whether to accept or reject the resignation.

(4)	Broker non-votes with respect to this proposal are not counted as votes cast and will, therefore, not affect the outcome of this proposal.

(5)	As this proposal is considered a discretionary matter, brokers are permitted to exercise their discretion to vote uninstructed shares on this proposal.

Who will count the vote?

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspectors of election.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares:

•	“FOR” each of the nominees to the Board set forth in this Proxy Statement.

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018.

•	“FOR” the approval, on a non-binding, advisory basis, of the compensation paid to our named executive officers.

How do I vote my shares without attending the Annual Meeting?

If you are a stockholder of record, you may vote by granting a proxy. Specifically, you may vote:

•	By Internet – If you have Internet access, you may submit your proxy by going to www.proxyvote.com and by following the instructions on how to complete an electronic proxy card. You will need the 16-digit number included on your Notice of Internet Availability or your proxy card in order to vote by Internet.

•	By Telephone – If you have access to a touch-tone telephone, you may submit your proxy by dialing 1-800-690-6903 and by following the recorded instructions. You will need the 16-digit number included on your Notice of Internet Availability or your proxy card in order to vote by telephone.

•	By Mail – You may vote by mail by requesting a proxy card from us, indicating your vote by completing, signing and dating the card where indicated and by mailing or otherwise returning the card in the envelope that will be provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

If you hold your shares in street name, you may submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your bank, broker or other nominee on how to submit voting instructions.

Hilton	PROXY STATEMENT	51

Internet and telephone voting facilities will close at 11:59 p.m., Eastern time, on May 9, 2018, for the voting of shares held by stockholders of record or held in street name.

Mailed proxy cards with respect to shares held of record must be received no later than May 9, 2018.

How do I vote my shares in person at the Annual Meeting?

First, you must satisfy the requirements for admission to the Annual Meeting (see below). Then, if you are a stockholder of record and prefer to vote your shares at the Annual Meeting, you must bring proof of identification along with your Notice of Internet Availability or proof of ownership as of the Record Date. You may vote shares held in street name at the Annual Meeting only if you obtain a signed proxy from the record holder (broker, bank or other nominee) giving you the right to vote the shares.

Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by Internet, telephone or mail so that your vote will be counted even if you later decide not to attend the Annual Meeting.

When and where will the meeting be held?

Our Annual Meeting will be held on Thursday, May 10, 2018, at 9:30 a.m., Eastern time, at the Hilton McLean Tysons Corner, 7920 Jones Branch Drive, McLean, Virginia 22102. To obtain directions to the meeting, please contact Investor Relations at 703-883-5476 or ir@hilton.com.

What does it mean if I receive more than one Notice of Internet Availability on or about the same time?

It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, please sign and return each proxy card or, if you vote by Internet or telephone, vote once for each Notice of Internet Availability you receive.

May I change my vote or revoke my proxy?

Yes. Whether you have voted by Internet, telephone or mail, if you are a stockholder of record, you may change your vote and revoke your proxy by:

•	sending a written statement to that effect to our Secretary, provided such statement is received no later than May 9, 2018;

•	voting again by Internet or telephone at a later time before the closing of those voting facilities at 11:59 p.m., Eastern time, on May 9, 2018;

•	submitting a properly signed proxy card with a later date that is received no later than May 9, 2018; or

•	attending the Annual Meeting, revoking your proxy and voting in person.

If you hold shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your proxy in person at the Annual Meeting if you obtain a signed proxy from the record holder (broker, bank or other nominee) giving you the right to vote the shares.

Do I need a ticket to be admitted to the Annual Meeting?

You will need your proof of identification along with either your Notice of Internet Availability or proof of stock ownership to enter the Annual Meeting. If your shares are held beneficially in the name of a bank, broker or other holder of record and you wish to be admitted to attend the Annual Meeting, you must present proof of your ownership of Hilton Worldwide Holdings Inc. stock, such as a bank or brokerage account statement.

Do I also need to present identification to be admitted to the Annual Meeting?

Yes, all stockholders must present a form of personal identification in order to be admitted to the Annual Meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

Could other matters be decided at the Annual Meeting?

At the date this Proxy Statement went to print, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement.

If other matters are properly presented at the Annual Meeting for consideration and you are a stockholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.

52	PROXY STATEMENT	Hilton

STOCKHOLDER PROPOSALS

FOR THE 2019 ANNUAL MEETING

STOCKHOLDER PROPOSALS FOR INCLUSION IN 2019 PROXY STATEMENT (OTHER THAN DIRECTOR NOMINATIONS)

To be eligible for inclusion in the proxy statement for our 2019 Annual Meeting of Stockholders, under the SEC’s stockholder proposal rule (Rule 14a-8(e) of the Exchange Act), a proposal must be received by our Secretary on or before November 29, 2018. The proposal should be mailed by certified mail return receipt requested to our Office of the Corporate Secretary, Hilton Worldwide Holdings Inc., 7930 Jones Branch Drive, Suite 1100, McLean, Virginia 22102. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.

STOCKHOLDER DIRECTOR NOMINATIONS FOR INCLUSION IN 2019 PROXY STATEMENT

Written notice of stockholder nominations to our Board of Directors that are to be included in the proxy statement pursuant to the proxy access provisions in Article I, Section 12 of our by-laws must be delivered to our Secretary no earlier than 150 nor later than 120 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, any eligible stockholder who wishes to have a nomination considered at the 2019 Annual Meeting and included in our proxy statement must deliver a written notice (containing the information specified in our by-laws) to our Secretary on or after December 11, 2018, but not later than January 10, 2019.

STOCKHOLDER DIRECTOR NOMINATIONS AND OTHER STOCKHOLDER PROPOSALS FOR PRESENTATION AT THE 2019 ANNUAL MEETING NOT INCLUDED IN 2019 PROXY STATEMENT

To make a director nomination or present other business for consideration at the Annual Meeting of Stockholders to be held in 2019 that will not be included in the proxy statement, you must submit a timely notice in accordance with the procedures described in our by-laws. To be timely, a stockholder’s notice must be delivered to the Secretary not less than 90 days or more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Therefore, to be presented at our 2019 Annual Meeting, such a proposal must be received on or after January 10, 2019, but not later than February 9, 2019. In the event that the date of the Annual Meeting of Stockholders to be held in 2019 is advanced by more than 20 days, or delayed by more than 70 days, from the anniversary date of this year’s Annual Meeting of Stockholders, such notice by the stockholder must be so received no earlier than 120 days prior to the Annual Meeting of Stockholders to be held in 2019 and not later than the 90th day prior to such Annual Meeting of Stockholders to be held in 2019 or 10 calendar days following the day on which public announcement of the date of such Annual Meeting is first made. Any such proposal will be considered timely only if it is otherwise in compliance with the requirements set forth in our by-laws. The proxy solicited by the Board for the 2019 Annual Meeting of Stockholders will confer discretionary authority to vote as the proxy holders deem advisable on such stockholder proposals that are considered untimely.

Hilton	PROXY STATEMENT	53

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies and helps the environment by conserving natural resources. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can also request prompt delivery of a copy of this Proxy Statement and the Annual Report by contacting the Office of the Corporate Secretary, Hilton Worldwide Holdings Inc., 7930 Jones Branch Drive, Suite 1100, McLean, Virginia 22102.

OTHER BUSINESS

The Board does not know of any other matters to be brought before the meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.

By Order of the Board of Directors,

Kristin A. Campbell

Executive Vice President, General Counsel and Secretary

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (www.ir.hilton.com) and click on “Financial Reporting” under the “Investors” heading. Copies of our Annual Report on Form 10-K for the year ended December 31, 2017, including financial statements and schedules thereto, filed with the SEC, are also available without charge to stockholders upon written request addressed to:

Office of the Corporate Secretary

Hilton Worldwide Holdings Inc.

7930 Jones Branch Drive

Suite 1100

McLean, Virginia 22102

54	PROXY STATEMENT	Hilton

ANNEX A –

NON-GAAP MEASURES

This proxy statement refers to certain financial measures that are not recognized under U.S. GAAP, including Adjusted EBITDA and pro forma financial information. A reconciliation of income (loss) from continuing operations, net of taxes, to EBITDA and Adjusted EBITDA appear on the next page. In addition to the pro forma financial information herein, refer to Hilton’s Current Reports on Form 8-K filed with the SEC on February 14, 2018 and January 4, 2017 for additional information.

ADJUSTED EBITDA

Earnings before interest expense, taxes and depreciation and amortization (“EBITDA”), presented herein, reflects income (loss) from continuing operations, net of taxes, excluding interest expense, a provision for income taxes and depreciation and amortization.

Adjusted EBITDA, presented herein, is calculated as EBITDA, as previously defined, further adjusted to exclude certain items, including gains, losses and expenses in connection with: (i) asset dispositions for both consolidated and unconsolidated investments; (ii) foreign currency transactions; (iii) debt restructurings and retirements; (iv) furniture, fixtures and equipment (“FF&E”) replacement reserves required under certain lease agreements; (v) reorganization costs; (vi) share-based compensation expense; (vii) non-cash impairment losses; (viii) severance, relocation and other expenses; and (ix) other items.

The Company believes that EBITDA and Adjusted EBITDA provide useful information to investors about the Company and its financial condition and results of operations for the following reasons: (i) these measures are among the measures used by the Company’s management team to evaluate its operating performance and make day-to-day operating decisions; and (ii) these measures are frequently used by securities analysts, investors and other interested parties as a common performance measure to compare results or estimate valuations across companies in the industry. Additionally, these measures exclude certain items that can vary widely across different industries and among competitors within the Company’s industry. For instance, interest expense and the provision for income taxes are dependent on company specifics, including, among other things, the Company’s capital structure and operating jurisdictions, respectively, and, therefore could vary significantly across companies. Depreciation and amortization are dependent upon company policies, including the method of acquiring and depreciating assets and the useful lives that are used. For Adjusted EBITDA, the Company also excludes items such as (i) share-based compensation expense, as this could vary widely among companies due to the different plans in place and the usage of them; (ii) FF&E replacement reserve to be consistent with the treatment of FF&E for its owned and leased hotels where it is capitalized and depreciated over the life of the FF&E; and (iii) other items that are not core to the Company’s operations and are not reflective of the Company’s performance.

EBITDA and Adjusted EBITDA are not recognized terms under GAAP and should not be considered as alternatives, in isolation or as a substitute, to net income (loss) or other measures of financial performance or liquidity derived in accordance with GAAP. The Company’s definitions of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies and may have limitations as analytical tools.

PRO FORMA ADJUSTMENTS

The Company completed the spin-offs of Park and HGV on January 3, 2017 and adjusted its results of operations for the year ended December 31, 2016 to reflect the spin-offs as if they had occurred on January 1, 2016. The unaudited pro forma adjustments are based on estimates, accounting judgments and currently available information and assumptions that Hilton management believes are reasonable. The pro forma adjustments include: (i) management and franchise fee revenue related to the management and franchise contracts with Park, effective at completion of the spin-offs, as well as the franchise fee revenue related to the license agreement with HGV, effective at completion of the spin-offs, and (ii) the income tax effect of the pro forma adjustments by applying an estimated statutory tax rate of 38 percent.

The adjustments used to calculate the pro forma information herein do not include general and administrative expenses that do not meet the requirements to be presented in discontinued operations as they are not specifically related to Park or HGV. Accordingly, the pro forma general and administrative expenses are not necessarily indicative of future general and administrative expenses of Hilton. The adjusted results of operations also do not reflect any cost savings that Hilton believes could have been achieved had the spin-offs been completed on the date indicated. The Company calculated year over year growth of Adjusted EBITDA using pro forma Adjusted EBITDA for the year ended December 31, 2016.

Hilton	PROXY STATEMENT	55

NON-GAAP FINANCIAL MEASURES RECONCILIATIONS –

ADJUSTED EBITDA AND PRO FORMA ADJUSTED EBITDA

(unaudited, dollars in millions)

	Year Ended December 31,
	2017	2016
	(as reported)	(as reported)	(pro forma) (1)
Income (loss) from continuing operations, net of taxes	$1,264	$(8)	$127
Interest expense	408	394	394
Income tax expense (benefit)	(334)	564	647
Depreciation and amortization	347	364	364
EBITDA	1,685	1,314	1,532
Gain on sales of assets, net	—	(8)	(8)
Loss (gain) on foreign currency transactions	(3)	16	16
Loss on debt extinguishment	60	—	—
FF&E replacement reserve	55	55	55
Share-based compensation expense	121	81	83
Other adjustment items (2)	47	85	85
Adjusted EBITDA	$1,965	$1,543	$1,763

(1)	Refer to pro forma financial information included in the Company’s Current Reports on Form 8-K filed with the SEC on February 14, 2018 and January 4, 2017 for additional information.

(2)	Includes adjustments for severance, impairment loss and other items. The year ended December 31, 2017 also includes transaction costs. Transaction costs for the year ended December 31, 2016 are included in discontinued operations and, therefore, are excluded from the presentation above.

56	PROXY STATEMENT	Hilton

7930 Jones Branch Drive

McLean, Virginia 22102

www.ir.hilton.com

HILTON WORLDWIDE HOLDINGS INC.

7930 JONES BRANCH DRIVE

SUITE 1100

MCLEAN, VA 22102

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E40978-P02451                      KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HILTON WORLDWIDE HOLDINGS INC.

The Board of Directors recommends you vote FOR the election of the following ten director nominees:

1. Election of Directors		For	Against	Abstain

Nominees:

1a. Christopher J. Nassetta		☐	☐	☐
1b. Jonathan D. Gray		☐	☐	☐	The Board of Directors recommends you vote FOR the proposals 2 and 3.		For	Against	Abstain

1c. Charlene T. Begley		☐	☐	☐	2. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2018.		☐	☐	☐
1d. Melanie L. Healey		☐	☐	☐

1e. Raymond E. Mabus, Jr.		☐	☐	☐	3. Approval, in a non-binding advisory vote, of the compensation paid to the Company’s named executive officers.		☐	☐	☐
1f. Judith A. McHale		☐	☐	☐

1g. John G. Schreiber		☐	☐	☐	NOTE: To consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.
1h. Elizabeth A. Smith		☐	☐	☐

1i. Douglas M. Steenland		☐	☐	☐
1j. Zhang Ling		☐	☐	☐
Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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E40979-P02451

HILTON WORLDWIDE HOLDINGS INC.

Annual Meeting of Stockholders

May 10, 2018 9:30 A.M. Eastern Time

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Christopher J. Nassetta, Kevin J. Jacobs and Kristin A. Campbell, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Hilton Worldwide Holdings Inc. common stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held May 10, 2018 or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL TEN NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Continued and to be signed on reverse side